                                                               filed pursuant to
                                                                  Rule 424(b)(2)
                                                             Registration number
                                                                       333-78203
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 24, 1999)
--------------------------------------------------------------------------------
                                2,750,000 Shares

                                     [LOGO]

                                  Common Stock

----------------------------------------------------------------------

Evergreen Resources, Inc. is offering 2,750,000 shares of its common stock. The shares of Evergreen are quoted in the Nasdaq National Market under the symbol "EVER." On June 16, 1999, the last reported sale price in the Nasdaq National Market was $22.00 per share.

Evergreen is an independent exploration and production company principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.

                                                                      Per Share       Total
Public offering price..............................................      $22.00      $60,500,000
Underwriting discounts and commissions.............................       $1.21       $3,327,500
Proceeds, before expenses, to Evergreen............................      $20.79      $57,172,500

SEE "RISK FACTORS" ON PAGES S-8 TO S-14 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE
INVESTING IN THE SHARES OF EVERGREEN.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to 412,500 additional shares from Evergreen at the public offering price, less underwriting discounts and commissions. Delivery and payment for the shares will be on June 22, 1999.

PRUDENTIAL SECURITIES
            A.G. EDWARDS & SONS, INC.
                       HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                      INCORPORATED
                                                            HANIFEN, IMHOFF INC.

June 16, 1999

    [Included immediately following the cover page of the prospectus supplement is a map entitled "Raton Basin Coal Bed Methane Project," which identifies the location of our acreage, completed gas wells and compressor stations and the Colorado Interstate Gas Co. pipeline.]

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT               PAGE
----------------------------------  ----
Summary...........................   S-1
Risk Factors......................   S-8
Forward-Looking Statements........  S-14
Use of Proceeds...................  S-15
Price Range of Common Stock.......  S-15
Dividend Policy...................  S-15
Capitalization....................  S-16
Selected Consolidated Financial
  Data............................  S-17
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......  S-19
Business and Properties...........  S-26
Management........................  S-41
Shares Eligible for Future Sale...  S-42
Underwriting......................  S-44
Legal Matters.....................  S-45
Experts...........................  S-45
Glossary of Certain Oil and Gas
  Terms...........................  S-46
Index to Financial Statements.....   F-1
Report of Independent Petroleum
  Engineers.......................   A-1
Report of Independent Petroleum
  Engineers.......................   B-1

PROSPECTUS                          PAGE
----------------------------------  ----
Forward-Looking Statements........     2
The Company.......................     3
Use of Proceeds...................     3
Ratios of Earnings to Fixed
  Charges.........................     4
Description of Debt Securities....     4
Description of Preferred Stock....    15
Description of Depositary
  Shares..........................    15
Description of Common Stock.......    17
Description of Warrants...........    19
Description of Subscription
  Rights..........................    20
Plan of Distribution..............    21
Experts...........................    23
Legal Matters.....................    23
Where You Can Find More
  Information.....................    23
Incorporation of Certain Documents
  by Reference....................    24

--------------------------------------------------------------------------------

The terms "Evergreen," "Company," "we," "our" and "us" refer to Evergreen Resources, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. We have included technical terms important to an understanding of our busines under "Glossary of Certain Oil and Gas Terms" on page S-46.
--------------------------------------------------------------------------------

    You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and may not contain all of the information that investors should consider before investing in the common stock of Evergreen. You should read the entire prospectus supplement and the accompanying prospectus carefully.

                                   EVERGREEN

    Evergreen Resources, Inc. is an independent energy company engaged in the exploration, production, development and acquisition of oil and gas properties. Our current operations are principally focused on developing and expanding our coal bed methane project located in the Raton Basin in southern Colorado. We also own interests in other areas including the United Kingdom and northern Chile.

    We are one of the largest holders of oil and gas leases in the Raton Basin, with approximately 200,000 gross acres of coal bed methane properties and almost 200 producing gas wells. Our daily gas sales represent approximately 65% of the gas currently sold from the Raton Basin. Our Raton Basin drilling program has enabled us to build an extensive inventory of additional drilling locations. We have identified over 800 additional drilling locations on our Raton Basin acreage, of which 132 were included in our estimated proved reserve base at December 31, 1998.

    At December 31, 1998, we had estimated net proved reserves of 405 Bcf with a PV-10 of approximately $215 million. All of our estimated net proved reserves are natural gas from coal bed methane and are located in the Raton Basin. Approximately 60% of these net proved reserves are classified as proved developed. We have a 100% working interest in the majority of our Raton Basin acreage and wells, and also own the gas collection systems and related equipment associated with these wells. We operate all of our Raton Basin producing properties.

    We have an established track record for discovering new reserves and significantly growing our reserve base. From March 31, 1995 through December 31, 1998, we added a net 342 Bcfe of estimated proved reserves principally through our drilling in the Raton Basin. This represents a compound annual growth rate of approximately 64%. Since we began our drilling efforts in the Raton Basin, we have drilled and tested approximately 150 producing wells and achieved a 98% success rate. In addition, we acquired 43 producing wells through property acquisitions in 1998. Since early 1995, our average gross daily production has increased from 1.5 MMcf to 46.0 MMcf.

    We believe that we have gained significant experience in coal bed methane exploration and development, including the use of enhanced drilling, completion and production techniques developed over a number of years. This has enabled us to become one of the lowest-cost finders, developers and producers among U.S. publicly-traded independent oil and gas companies. From the beginning of our Raton Basin project through December 31, 1998, we have spent approximately $93 million on the drilling and completion of our wells, pipelines, gas collection systems, compression equipment and the acquisition of additional working interests. This represents a total finding and development cost of $0.22 per Mcf. In addition, our lease operating expenses per Mcf have declined significantly since Raton Basin gas sales began in early 1995. Over the three-year period ended March 31, 1999, our LOE per Mcf averaged $0.34.

                               BUSINESS STRATEGY

    Our objective is to enhance shareholder value by increasing reserves, production, cash flow, earnings and net asset value per share. To accomplish this objective, we intend to capitalize on our experience and operating expertise in coal bed methane properties and on our other competitive strengths, which include:

    - our inventory of drilling locations in the Raton Basin,

    - our track record for discovering new reserves and significantly growing our reserve base, and

    - our position as a low-cost finder, developer and producer of natural gas.

    To implement our strategy, we seek to:

    - ACCELERATE DEVELOPMENT OF THE RATON BASIN. We have an extensive inventory of drilling locations in the Raton Basin. During 1998, we drilled 50 wells in the Raton Basin. During 1999, we intend to drill a total of 80 wells, of which approximately 32 have already been drilled. During 2000, we intend to drill up to 100 wells. To accommodate this accelerated development, we also plan to expand our gas collection systems and compression facilities.

    - EXPLOIT THE RATON FORMATION. The Raton Basin contains two coal bearing formations, the Vermejo formation coals located at depths of between 450 and 3,500 feet, and the shallower Raton formation coals located at depths from the surface to approximately 2,000 feet. To date, all of our production and reserves have been attributable to the Vermejo formation coals. To further exploit the Raton Basin, we have drilled and are evaluating approximately 12 wells in the Raton formation. Based on our preliminary evaluation, we believe that we can profitably develop the Raton formation coal seams. Of the 80 wells we plan to drill in 1999, approximately 50% are scheduled to be in the Raton formation.

    - MAINTAIN CONTROL OF OPERATIONS. We have a 100% working interest in the majority of our Raton Basin acreage and wells, and we operate all of our producing properties within the basin, thereby controlling all phases of drilling, completion and well stimulation. We also construct, own and operate all of our gas collection systems, which we have specifically designed to optimize production from coal bed methane wells. By operating our producing properties, we believe we have greater control over our expenses and the timing of exploration and development of our properties. We are also the designated operator for our United Kingdom and Chilean projects.

    - LOWER OPERATING COSTS THROUGH VERTICAL INTEGRATION. We have developed the internal capabilities both in personnel and equipment to perform key well services, such as drilling, gas collection, wellbore cementing, fracture stimulation and gas marketing. We believe these internal capabilities will allow us to enhance our low-cost position.

    - PURSUE INTERNATIONAL OPPORTUNITIES. We seek to identify attractive international oil and gas projects that require relatively small capital investments but that have potential for favorable returns. Since 1992, we have obtained onshore exploration licenses covering approximately 513,000 acres in the United Kingdom and an oil and gas exploration license on approximately 2.4 million acres in northern Chile. We expect to spend approximately $3 million in 1999 for the development of our international projects, substantially all of which is budgeted for the United Kingdom. We will seek partners to help minimize our additional upfront capital requirements.

    - ACQUIRE ADDITIONAL PROPERTY INTERESTS. Over the last three years, we acquired additional property interests in the Raton Basin totaling approximately 97 Bcf of estimated net proved reserves at an average acquisition cost of $0.34 per Mcf. We will continue to pursue acquisitions of oil and gas properties located in our principal areas of operation and in other areas that provide attractive investment opportunities, particularly where we can add value through our technical and operational expertise.

                                  THE OFFERING

Shares offered by Evergreen.................  2,750,000 shares(1)

Total shares outstanding after this
  offering..................................  14,002,009 shares(1)(2)

Use of proceeds.............................  To repay indebtedness under our existing revolving credit facility, to fund the
                                              continued development of our Raton Basin
                                              properties and for general corporate purposes.

Nasdaq National Market symbol...............  EVER

------------

(1) Does not include up to 412,500 shares that the underwriters may purchase if they exercise their over-allotment option.

(2) Excludes 1,357,255 shares of common stock issuable upon exercise of outstanding options and warrants.

                                  RISK FACTORS

    You should consider the risk factors before investing in our common stock and the impact from various events which could adversely affect our business.

                             SUMMARY FINANCIAL DATA

    You should read the following summary consolidated financial data along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and other information included elsewhere in this prospectus supplement. Effective with the period ended December 31, 1996, we began using a December 31 fiscal year end. All prior historical data was prepared on a March 31 fiscal year end.

                                                               NINE MONTHS
                                                                  ENDED      YEAR ENDED DECEMBER       THREE MONTHS
                                                              DECEMBER 31,           31,             ENDED MARCH 31,
                                                              -------------  --------------------  --------------------
                                                                  1996         1997       1998       1998       1999
                                                              -------------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Natural gas revenues......................................    $   3,502    $  12,138  $  19,063  $   4,312  $   4,572
  Interest and other........................................          181          136        178         45         51
                                                              -------------  ---------  ---------  ---------  ---------
    Total revenues..........................................        3,683       12,274     19,241      4,357      4,623
Expenses:
  Lease operating expenses..................................          701        2,007      3,356        554      1,200
  Depreciation, depletion and amortization..................          966        2,794      3,860        843      1,161
  General and administrative................................          581        1,286      1,933        402        595
  Interest..................................................          193          777      1,870        344        790
  Other.....................................................          127          259        286         38         --
                                                              -------------  ---------  ---------  ---------  ---------
    Total expenses..........................................        2,568        7,123     11,305      2,181      3,746
                                                              -------------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes.......        1,115        5,151      7,936      2,176        877
Income tax provision -- deferred............................           --           --      3,064        838        342
                                                              -------------  ---------  ---------  ---------  ---------
Income from continuing operations...........................        1,115        5,151      4,872      1,338        535
Discontinued operations:
  Gain from disposal of discontinued operations, net........           --           --         --         --        452
  Equity in earnings of discontinued operations, net........           --          313        340         62         --
                                                              -------------  ---------  ---------  ---------  ---------
Net income..................................................        1,115        5,464      5,212      1,400        987
Preferred stock dividends...................................          440          400         --         --         --
                                                              -------------  ---------  ---------  ---------  ---------
Net income attributable to common stock.....................    $     675    $   5,064  $   5,212  $   1,400  $     987
                                                              -------------  ---------  ---------  ---------  ---------
                                                              -------------  ---------  ---------  ---------  ---------

BASIC INCOME PER COMMON SHARE:
  From continuing operations................................    $    0.10    $    0.50  $    0.47  $    0.13  $    0.05
  From discontinued operations..............................           --         0.03       0.03         --       0.04
                                                              -------------  ---------  ---------  ---------  ---------
Basic income per common share...............................    $    0.10    $    0.53  $    0.50  $    0.13  $    0.09
                                                              -------------  ---------  ---------  ---------  ---------
                                                              -------------  ---------  ---------  ---------  ---------

DILUTED INCOME PER COMMON SHARE:
  From continuing operations................................    $    0.10    $    0.48  $    0.44  $    0.12  $    0.04
  From discontinued operations..............................           --         0.03       0.03         --       0.04
                                                              -------------  ---------  ---------  ---------  ---------
Diluted income per common share.............................    $    0.10    $    0.51  $    0.47  $    0.12  $    0.08
                                                              -------------  ---------  ---------  ---------  ---------
                                                              -------------  ---------  ---------  ---------  ---------

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used by):
  Operating activities......................................    $   1,524    $   6,457  $  12,147  $   3,350  $   2,176
  Investing activities......................................       (8,559)     (19,259)   (47,202)    (7,158)   (13,405)
  Financing activities......................................        5,978       12,253     34,260      4,189     12,020

OTHER FINANCIAL DATA:
  Capital expenditures(1)...................................    $  24,095    $  18,847  $  55,050  $   6,727  $  12,969
  EBITDA(2).................................................        1,833        8,635     14,221      3,464      3,568
  Cash flow(3)..............................................        2,167        8,129     12,523      3,156      2,234

                                                                                               MARCH 31, 1999
                                                                                         ---------------------------
                                                                                           ACTUAL     AS ADJUSTED(4)
                                                                                         -----------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................   $   2,139     $    2,139
  Working capital......................................................................       4,409          4,409
  Total assets.........................................................................     151,822        151,822
  Total long-term debt.................................................................      60,313          3,716
  Total stockholders' equity...........................................................      81,566        138,163

---------------

(1) Capital expenditures include all cash and non-cash expenditures.

(2) EBITDA is defined as net income attributable to common stock, plus interest, income taxes, depreciation, depletion and amortization. EBITDA is a financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(3) Cash flow represents cash flow from operating activities prior to changes in assets and liabilities.

(4) Adjusted to give effect to the sale of 2,750,000 shares of common stock in this offering and the application of the net proceeds as described in "Use of Proceeds."

                             SUMMARY OPERATING DATA

    The following table sets forth summary data with respect to our production and sales of natural gas for the periods indicated. Effective with the period ended December 31, 1996, we began using a December 31 fiscal year end. All prior historical operating data was prepared on a March 31 fiscal year end.

                                                              NINE MONTHS                          THREE MONTHS ENDED
                                                                 ENDED      YEAR ENDED DECEMBER
                                                             DECEMBER 31,           31,                MARCH 31,
                                                             -------------  --------------------  --------------------
                                                                 1996         1997       1998       1998       1999
                                                             -------------  ---------  ---------  ---------  ---------
PRODUCTION DATA

  Natural gas (MMcf).......................................        2,104        6,402     10,021      2,090      3,044

AVERAGE SALES PRICE PER UNIT

  Natural gas (per Mcf)....................................    $    1.66    $    1.90  $    1.90  $    2.06  $    1.50

COSTS PER MCF:

  Lease operating expenses.................................    $    0.33    $    0.31  $    0.34  $    0.27  $    0.39

  General and administrative...............................         0.28         0.20       0.19       0.19       0.20

  Depreciation, depletion and amortization.................         0.46         0.44       0.39       0.40       0.38

    The following table sets forth finding and development costs with respect to our United States properties for the periods indicated.

                                                                                   NINE MONTHS
                                                                                 ENDED DECEMBER   YEAR ENDED DECEMBER
                                                                                       31,                31,
                                                                                 ---------------  --------------------
                                                                                      1996          1997       1998
                                                                                 ---------------  ---------  ---------
Finding and Development Costs (per Mcf)........................................     $    0.29     $    0.25  $    0.24

                        SUMMARY RESERVE AND ACREAGE DATA

    The reserve estimates and present value data at December 31, 1998 and 1997 for our properties were audited by both Netherland, Sewell & Associates, Inc. and Resource Services International, Inc., independent petroleum engineering consultants. Resource Services International, Inc. also prepared the reserve estimates at December 31, 1996. The summaries of the reports with respect to our reserves at December 31, 1998 of Netherland, Sewell & Associates, Inc. and Resource Services International, Inc. are included as Appendix A and Appendix B, respectively, to this prospectus supplement. You should read the following table along with the sections entitled "Risk Factors," "Business and Properties -- Oil and Gas Reserves" and note 16 to our consolidated financial statements.

                                                                                     AS OF DECEMBER 31,
                                                                             ----------------------------------
                                                                                1996        1997        1998
                                                                             ----------  ----------  ----------
ESTIMATED PROVED RESERVES:

  Natural gas (MMcf).......................................................     150,720     224,414     404,936

  Oil (MBbls)..............................................................           3          --          --

  MMcfe....................................................................     150,735     224,414     404,936

  Percent proved developed.................................................         59%         64%         60%

  PV-10(1)(2) (in thousands)...............................................  $   70,499  $  159,326  $  214,675

ACREAGE:

  Gross acres:

    Developed..............................................................      26,800      23,300      51,600

    Undeveloped............................................................   3,546,600   3,277,600   3,334,500

  Net acres:

    Developed..............................................................      20,000      16,800      47,200

    Undeveloped............................................................   2,531,900   2,267,900   2,320,300

------------

(1) These amounts reflect the future effects of our year end prices and/or open hedging contracts at the end of the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Transactions."

(2) Weighted average natural gas prices used in the estimation of net proved reserves and the calculation of PV-10 were $1.61, $1.87 and $1.60 per Mcf at December 31, 1996, 1997 and 1998, respectively. The weighted average oil price used in the estimation of net proved reserves and the calculation of PV-10 was $18.00 per Bbl at December 31, 1996.

                                  RISK FACTORS

    You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

    OIL AND GAS PRICES ARE VOLATILE, AND AN EXTENDED DECLINE IN PRICES WOULD HURT OUR PROFITABILITY AND FINANCIAL CONDITION.

    Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations. It could reduce our cash flow and borrowing capacity, as well as the value and the amount of our gas reserves. All of our proved reserves are natural gas. Therefore, we are more directly impacted by volatility in the price of natural gas. Various factors beyond our control will affect prices of oil and gas, including:

    - worldwide and domestic supplies of oil and gas,

    - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

    - political instability or armed conflict in oil or gas producing regions,

    - the price and level of foreign imports,

    - worldwide economic conditions,

    - marketability of production,

    - the level of consumer demand,

    - the price, availability and acceptance of alternative fuels,

    - the availability of pipeline capacity,

    - weather conditions, and

    - actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas.

    We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

    OUR OPERATIONS REQUIRE LARGE AMOUNTS OF CAPITAL.

    Our current development plans will require us to make large capital expenditures for the exploration and development of our natural gas properties. Also, we must secure substantial capital to explore and develop our international projects. Historically, we have funded our capital expenditures through a combination of funds generated internally from sales of production or properties, equity contributions, long-term debt financing and short-term financing arrangements. We currently do not have any sources of additional financing other than our credit facility and our equipment leases. We cannot be sure that any additional financing will be available to us on acceptable terms. Future cash flows and the availability of financing will be subject to a number of variables, such as:

    - the level of production from existing wells,

    - prices of oil and natural gas, and

    - our success in locating and producing new reserves and the success of our coal bed methane project in the Raton Basin.

    Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing shareholders. Debt financing could lead to:

    - a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

    - our being more vulnerable to competitive pressures and economic downturns, and

    - restrictions on our operations.

If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain production levels could be greatly limited.

    INFORMATION IN THIS PROSPECTUS SUPPLEMENT CONCERNING OUR RESERVES AND FUTURE NET REVENUE ESTIMATES IS UNCERTAIN.

    There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. The reserve information included or incorporated by reference in this prospectus supplement and the accompanying prospectus are only estimates. Although we believe they are reasonable, actual production, revenues and reserve expenditures will likely vary from estimates, and these variances may be material.

    Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. See "Business and Properties--Oil and Gas Reserves."

    In addition, you should not construe PV-10 as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flows, including:

    - the amount and timing of actual production,

    - supply and demand for natural gas,

    - curtailments or increases in consumption by natural gas purchasers, and

    - changes in governmental regulations or taxation.

The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

    WE DEPEND HEAVILY ON EXPANSION AND DEVELOPMENT OF THE RATON BASIN.

    Our future success depends on our ability to find, develop and acquire additional natural gas reserves in the Raton Basin that are economically recoverable. All of our proved reserves are in the Raton Basin, and our development plans make our future growth highly dependent on increasing production and reserves in the Raton Basin. Our proved reserves will decline as reserves are depleted, except to the extent we conduct successful exploration or development activities or acquire other properties containing proved reserves.

    At December 31, 1998, we had estimated net proved undeveloped reserves of approximately 162 Bcf, which constituted approximately 40% of our total estimated net proved reserves. Our development plan includes increasing our reserve base through continued drilling and development of our existing properties in the Raton Basin. We cannot be sure, though, that our planned projects in the Raton Basin will lead to significant additional reserves or that we will be able to continue drilling productive wells at anticipated finding and development costs. In particular, to date our entire production has been from the Vermejo coal bearing formation, which is one of two formations in the Raton Basin. We recently began to exploit the Raton formation, which is the second coal bearing formation in the Raton Basin. Our results from the limited drilling to the Raton Formation are not sufficient to evaluate whether such exploitation will develop significant additional reserves.

    THE OIL AND GAS EXPLORATION BUSINESS INVOLVES A HIGH DEGREE OF BUSINESS AND FINANCIAL RISK.

    The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

    OUR BUSINESS IS SUBJECT TO OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

    The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance -- for instance, losses resulting from pollution and environmental risks, which are not fully insurable -- could have a material adverse effect on our financial condition and results of operations.

    EXPLORATORY DRILLING IS AN UNCERTAIN PROCESS WITH MANY RISKS.

    Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

    - unexpected drilling conditions,

    - pressure or irregularities in formations,

    - equipment failures or accidents,

    - adverse weather conditions,

    - compliance with governmental requirements, and

    - shortages or delays in the availability of drilling rigs and the delivery of equipment.

Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas from them or any other potential drilling locations.

    WE MAY FACE UNANTICIPATED WATER DISPOSAL COSTS.

    Based on our previous experience with coal bed methane gas production in the Raton Basin, we believe that the water produced from the Raton Basin coal seams will not exceed certain levels and will continue to be low in total dissolved solids, in many cases meeting state and federal potable water standards. This means that we can lawfully discharge the water into well-site pits and evaporation ponds using permits obtained from the State of Colorado. If water of lesser quality is discovered or our wells produce water in excess of the limits of our permitted facilities, we may have to drill additional disposal wells to re-inject the produced water back into the underground rock formations next to the coal seams or to lower sandstone horizons. If we cannot obtain permits from the State of Colorado in the future, water of lesser quality is discovered, our wells produce excess water or new laws or regulations require water to be disposed of in a different manner, the costs to dispose of this produced water will increase, which could have a material adverse effect on our operations in this area.

    We are the defendant in a lawsuit under the federal Clean Water Act relating to regulatory requirements for our water disposal from certain of our Raton Basin wells. We cannot assure you as to the outcome of this litigation. See "Business and Properties--Legal Proceedings" for additional information with respect to this lawsuit.

    WE HAVE LIMITED PROTECTION FOR OUR TECHNOLOGY AND DEPEND ON TECHNOLOGY OWNED BY OTHERS.

    We use operating practices that we believe are of significant value in developing coal bed methane resources. In most cases, patent or other intellectual property protection is unavailable for this technology. Our use of independent contractors in most aspects of our drilling and completion operations makes the protection of such technology more difficult. Moreover, we rely on technological know-how of the independent contractors that we retain for our oil and gas operations. We have no long-term agreements with these contractors and we cannot be sure that we will continue to have access to this know-how.

    OUR BUSINESS DEPENDS ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

    The marketability of our gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport natural gas.

    MARKET CONDITIONS COULD CAUSE US TO INCUR LOSSES ON OUR TRANSPORTATION CONTRACTS.

    We have gas transportation contracts that require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price for natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

    OUR INDUSTRY IS HEAVILY REGULATED.

    Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

    OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS OF DOING BUSINESS ABROAD.

    We hold exploration licenses onshore in the United Kingdom and in northern Chile and an interest in a consortium exploring offshore in the Falkland Islands. International operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, re-negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, limits on allowable levels of production, currency fluctuations, labor disputes and other uncertainties arising out of foreign government sovereignty over our international operations.

    WE MUST COMPLY WITH COMPLEX ENVIRONMENTAL REGULATIONS.

    Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We could face significant liabilities to the government and third parties for discharging oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial condition or that we will not face material indemnity claims with respect to properties we own or have owned.

    OUR INDUSTRY IS HIGHLY COMPETITIVE.

    Major oil companies, independent producers, institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

    WE DEPEND ON KEY PERSONNEL.

    Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. We maintain "key man" insurance on the lives of Mark S. Sexton and Dennis R. Carlton in the amount of $1,000,000 each. We do not have employment agreements with any of our executive officers.

    OUR HEDGING ARRANGEMENTS MIGHT LIMIT THE BENEFIT OF INCREASES IN NATURAL GAS PRICES.

    To reduce our exposure to short-term fluctuations in the price of natural gas, we enter into hedging arrangements from time to time with regard to a portion of our natural gas production. These hedging arrangements limit the benefit of increases in the price of natural gas while providing only partial protection against declines in natural gas prices.

    OUR SHARES THAT ARE ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

    After this offering, 14,002,009 shares of common stock will be outstanding (14,414,509 shares if the underwriters' over-allotment option is exercised in full). In addition, options and warrants to purchase 1,357,255 shares are outstanding, of which 812,505 are exercisable. These options and warrants are exercisable at prices ranging from $4.25 to $14.625 per share. Of the shares to be outstanding after this offering, approximately 10,211,584 shares (10,624,084 shares if the underwriters' over-allotment option is exercised in full) will be freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. In addition, various shareholders have registration rights with respect to a total of 1,355,660 shares of common stock. Our officers and directors and certain other shareholders have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock or similar securities for a period of 120 days from the date of this prospectus supplement without the prior written consent of Prudential Securities, on behalf of the underwriters (except that we may issue or grant additional shares, warrants or options under our employee benefit plans). Also, Prudential Securities may at any time waive the terms of these lock-up agreements as specified in the underwriting agreement. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

    WE DO NOT PAY DIVIDENDS.

    We have never declared or paid any cash dividends on our common stock and have no intention to do so in the near future.

    OUR ARTICLES OF INCORPORATION AND BYLAWS HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT SHAREHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

    Our articles of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change in control. These provisions, among other things, provide for noncumulative voting in the election of the board and impose procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. Also, our articles of incorporation authorize the board to issue up to 25,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

    On July 7, 1997 our board of directors adopted a shareholder rights agreement, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of Evergreen not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus contain forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

    - a decline in natural gas production or natural gas prices,

    - incorrect estimates of required capital expenditures,

    - increases in the cost of drilling, completion and gas collection or other costs of production and operations,

    - an inability to meet growth projections, and

    - other risk factors set forth under "Risk Factors" in this prospectus supplement.

    In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Evergreen, our business or our management, are intended to identify forward-looking statements.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus supplement. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

    The net proceeds to Evergreen from the sale of the 2,750,000 shares of common stock in this offering are approximately $56.6 million ($65.2 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses of $575,000.

    Evergreen will use the net proceeds of this offering to repay outstanding indebtedness under its credit facility, thereby creating additional borrowing capacity that will be used to fund Evergreen's planned exploration and development activities in the Raton Basin, as well as other general corporate purposes. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government.

    At March 31, 1999, Evergreen had $57.8 million of borrowings outstanding under its credit facility bearing interest at an average rate of 7.28%. This indebtedness was incurred primarily to fund the development of Evergreen's Raton Basin properties. The credit facility is available through June 2001.

                          PRICE RANGE OF COMMON STOCK

    Evergreen's common stock is included for quotation in the Nasdaq National Market under the market symbol "EVER." The following table sets forth the range of high and low sales prices per share of common stock for the periods indicated, as reported by the Nasdaq National Market.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
Year Ended December 31, 1997
    First Quarter..............................................................................  $    8.50  $    7.38
    Second Quarter.............................................................................      10.50       6.75
    Third Quarter..............................................................................      16.13       9.75
    Fourth Quarter.............................................................................      21.25      12.50
Year Ended December 31, 1998
    First Quarter..............................................................................  $   18.75  $   12.88
    Second Quarter.............................................................................      20.00      16.25
    Third Quarter..............................................................................      22.88      13.25
    Fourth Quarter.............................................................................      26.25      16.38
Year Ending December 31, 1999
    First Quarter..............................................................................  $   21.63  $   14.50
    Second Quarter (through June 16)...........................................................      24.50      19.00

    On June 16, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $22.00 per share. As of May 19, 1999, there were 3,965 record owners of the common stock.

                                DIVIDEND POLICY

    We have not declared or paid and do not anticipate declaring or paying any dividends on Evergreen's common stock in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the board deems relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Evergreen as of March 31, 1999 and as adjusted to reflect this offering and the application of the net proceeds. See "Use of Proceeds." The following table should be read in conjunction with the consolidated financial statements and related notes elsewhere in this prospectus supplement.

                                                                          MARCH 31, 1999
                                                                      ----------------------
                                                                                     AS
                                                                       ACTUAL    ADJUSTED(1)
                                                                      ---------  -----------
                                                                          (IN THOUSANDS)
Long-term debt:
  Notes payable.....................................................  $  57,756   $   1,159
  Obligations under capital lease...................................      2,557       2,557
                                                                      ---------  -----------
    Total long-term debt............................................     60,313       3,716
Stockholders' equity:
  Common stock, $0.01 stated value; 50,000,000 shares authorized;
    11,238,646 shares issued and outstanding, actual; 13,988,646
    issued and outstanding, as adjusted(2)..........................        112         140
  Additional paid-in capital........................................     79,568     136,137
  Retained earnings.................................................      2,064       2,064
  Foreign currency translation adjustment...........................       (178)       (178)
                                                                      ---------  -----------
Total stockholders' equity..........................................     81,566     138,163
                                                                      ---------  -----------
Total capitalization................................................  $ 141,879   $ 141,879
                                                                      ---------  -----------
                                                                      ---------  -----------

------------

(1) Gives effect to the sale of 2,750,000 shares of common stock at a public offering price of $22.00 and the application of the estimated net proceeds.

(2) Does not include 1,357,255 shares of common stock issuable upon exercise of outstanding options and warrants. See "Shares Eligible for Future Sale."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company. The selected financial information presented below for the three month periods ended March 31, 1998 and 1999 is derived from the Company's unaudited consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. This information should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement. The selected consolidated financial data provided below is not necessarily indicative of the future results of operations or financial performance of the Company. Effective with the period ended December 31, 1996, the Company began utilizing a December 31 year end.

                                                                   NINE MONTHS
                                                  YEAR ENDED          ENDED            YEAR ENDED            THREE MONTHS
                                                  MARCH 31,        DECEMBER 31,       DECEMBER 31,          ENDED MARCH 31,
                                             --------------------  ------------  ----------------------  ---------------------
                                               1995       1996         1996         1997        1998       1998        1999
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Natural gas and oil revenues.............  $   1,916  $   1,393   $    3,502   $   12,138  $   19,063  $   4,312  $    4,572
  Interest and other.......................        577        763          181          136         178         45          51
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
    Total revenues.........................      2,493      2,156        3,683       12,274      19,241      4,357       4,623
Expenses:
  Lease operating expenses.................        994        657          701        2,007       3,356        554       1,200
  Depreciation, depletion and
    amortization...........................        709        590          966        2,794       3,860        843       1,161
  General and administrative...............        782        767          581        1,286       1,933        402         595
  Interest.................................         29         36          193          777       1,870        344         790
  Other....................................        589        208          127          259         286         38          --
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
    Total expenses.........................      3,103      2,258        2,568        7,123      11,305      2,181       3,746
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
Income (loss) from continuing operations
  before income taxes......................       (610)      (102)       1,115        5,151       7,936      2,176         877
Income tax provision -- deferred...........         --         --           --           --       3,064        838         342
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
Income (loss) from continuing operations...       (610)      (102)       1,115        5,151       4,872      1,338         535
Discontinued operations:
  Gain from disposal of discontinued
    operations, net........................         --         --           --           --          --         --         452
  Equity in earnings of discontinued
    operations, net........................         --         --           --          313         340         62          --
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
Net income (loss)..........................       (610)      (102)       1,115        5,464       5,212      1,400         987
Preferred stock dividends..................         94        505          440          400          --         --          --
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
Net income (loss) attributable to common
  stock....................................  $    (704) $    (607)  $      675   $    5,064  $    5,212  $   1,400  $      987
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
BASIC INCOME (LOSS) PER COMMON SHARE:
  From continuing operations...............  $   (0.13) $   (0.10)  $     0.10   $     0.50  $     0.47  $    0.13  $     0.05
  From discontinued operations.............         --         --           --         0.03        0.03         --        0.04
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
Basic income (loss) per common share.......  $   (0.13) $   (0.10)  $     0.10   $     0.53  $     0.50  $    0.13  $     0.09
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
DILUTED INCOME (LOSS) PER COMMON SHARE:
  From continuing operations...............  $   (0.13) $   (0.10)  $     0.10   $     0.48  $     0.44  $    0.12  $     0.04
  From discontinued operations.............         --         --           --         0.03        0.03         --        0.04
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
Diluted income (loss) per common share.....  $   (0.13) $   (0.10)  $     0.10   $     0.51  $     0.47  $    0.12  $     0.08
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------

                                                                   NINE MONTHS
                                                  YEAR ENDED          ENDED            YEAR ENDED            THREE MONTHS
                                                  MARCH 31,        DECEMBER 31,       DECEMBER 31,          ENDED MARCH 31,
                                             --------------------  ------------  ----------------------  ---------------------
                                               1995       1996         1996         1997        1998       1998        1999
                                             ---------  ---------  ------------  ----------  ----------  ---------  ----------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in):
  Operating activities.....................  $     408  $   1,130   $    1,524   $    6,457  $   12,147  $   3,350  $    2,176
  Investing activities.....................     (2,958)    (2,764)      (8,559)     (19,259)    (47,202)    (7,158)    (13,405)
  Financing activities.....................      3,635      3,329        5,978       12,253      34,260      4,189      12,020

OTHER FINANCIAL DATA:
  Capital expenditures(1)..................  $   8,040  $   4,371   $   24,095   $   18,847  $   55,050  $   6,727  $   12,969
  EBITDA(2)................................         34         20        1,833        8,635      14,221      3,464       3,568
  Cash flow(3).............................        149         (6)       2,167        8,129      12,523      3,156       2,234

                                                                                 DECEMBER 31, 1998        MARCH 31, 1999
                                                                                 -----------------  --------------------------
                                                                                      ACTUAL          ACTUAL    AS ADJUSTED(4)
                                                                                 -----------------  ----------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents....................................................     $     1,334     $    2,139    $    2,139
  Working capital..............................................................            (468)         4,409         4,409
  Total assets.................................................................         139,626        151,822       151,822
  Total long-term debt.........................................................          47,045         60,313         3,716
  Total stockholders' equity...................................................          79,679         81,566       138,163

------------

(1) Capital expenditures include all cash and non-cash expenditures.

(2) EBITDA is defined as net income attributable to common stock, plus interest, income taxes, depreciation, depletion and amortization. EBITDA is a financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies.

(3) Cash flow represents cash flows from operating activities prior to changes in assets and liabilities.

(4) Adjusted to give effect to the sale of 2,750,000 shares of common stock in this offering and the application of the net proceeds as described in "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following information should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus supplement.

GENERAL

    Evergreen is an independent energy company engaged in the exploration, production, development and acquisition of oil and gas properties. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. The Company also holds exploration licenses in the United Kingdom, the Falkland Islands and northern Chile.

    Evergreen has almost 200 producing gas wells. Average gross daily production has continued to improve since sales began in January 1995 to a current level of
46.0 MMcf.

    The Company enters into contractual obligations that require future physical delivery to attempt to manage price risk with regard to a portion of its natural gas production. As of May 1, 1999, the Company had entered into contracts to sell amounts equal to substantially all of its current sales at $1.58 per Mcf for the period May 1, 1999 through October 31, 1999.

    The following table sets forth certain operating data of the Company for the periods presented.

                                                                                  NINE                                THREE
                                                                                 MONTHS                              MONTHS
                                                                                  ENDED            YEAR ENDED         ENDED
                                                                              DECEMBER 31,        DECEMBER 31,      MARCH 31,
                                                                             ---------------  --------------------  ---------
                                                                                  1996          1997       1998       1998
                                                                             ---------------  ---------  ---------  ---------
PRODUCTION DATA
  Natural gas (MMcf).......................................................         2,104         6,402     10,021      2,090
AVERAGE SALES PRICE PER UNIT
  Natural gas (per Mcf)....................................................     $    1.66     $    1.90  $    1.90  $    2.06
COST PER MCF:
  Lease operating expenses.................................................     $    0.33     $    0.31  $    0.34  $    0.27
  General and administrative...............................................          0.28          0.20       0.19       0.19
  Depreciation, depletion and amortization.................................          0.46          0.44       0.39       0.40


                                                                               1999
                                                                             ---------
PRODUCTION DATA
  Natural gas (MMcf).......................................................      3,044
AVERAGE SALES PRICE PER UNIT
  Natural gas (per Mcf)....................................................  $    1.50
COST PER MCF:
  Lease operating expenses.................................................  $    0.39
  General and administrative...............................................       0.20
  Depreciation, depletion and amortization.................................       0.38

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
  1998

    The Company reported net income of $987,000 or $0.08 per diluted share for the three months ended March 31, 1999, compared to net income of $1,400,000 or $0.12 per diluted share for the same period in 1998. The Company had net income from continuing operations of $535,000 or $0.04 per diluted share for the three months ended March 31, 1999 as compared to $1,338,000 or $0.12 per diluted share in the same period in 1998. The first quarter earnings included a one-time, after tax gain of $452,000 or $0.04 per diluted share, resulting from the sale of Evergreen's 49% interest in Maverick Stimulation Company ("Maverick"). The decrease in net income during the three months ended March 31, 1999 as compared to the prior year was attributable to a decrease in gas prices, an increase in lease operating expense and an increase in interest expense.

    Natural gas revenues increased to $4,572,000 during the three months ended March 31, 1999, from $4,312,000 for the same period in the prior year. The increase in natural gas revenues for the three month period was due to a 46% increase in sales volumes, which was significantly offset by a 27% decrease in natural gas prices. At March 31, 1999 the number of producing Raton Basin wells increased to 178 from 96 producing wells at March 31, 1998, which was the primary factor for the increase in production volumes. The average gas price decreased to $1.50 for the three month period in 1999 as compared to $2.06 in the corresponding 1998 period.

    LOE for the three months ended March 31, 1999, were $1,201,000 compared to $554,000 for the same period in 1998. LOE increased to $0.39 per Mcf in the three months ended March 31, 1999, as compared to $0.27 per Mcf in the prior period. The increase in LOE was due primarily to an increase in water management costs and maintenance costs. The Company anticipates that water management costs will start to decline in the second quarter of 1999 and will continue to decline through the year due to the approval of discharge permits and the drilling of additional disposal wells in 1999.

    Depreciation, depletion and amortization expense for the three months ended March 31, 1999, was $1,161,000 compared to $843,000 for the same period in 1998. The increase of $318,000 for the three months ended March 31, 1999 as compared to 1998 was due to the increase in gas production in the Raton Basin. In 1999 the cost per Mcf was $0.38 as compared to $0.40 in 1998. The decrease in cost per Mcf in 1999 is due to amortizing capital costs over an increased number of proved reserves.

    General and administrative expenses were $596,000 during the three months ended March 31, 1999 as compared to $402,000 during the same period in 1998. The increase in general and administrative expenses of $194,000 in 1999 as compared to 1998 was due to the expected increase in overall corporate activity and an increase in personnel and related salaries, and reduced overhead charges received from third party working interest owners and other operating expenses.

    Interest expense for the three months ended March 31, 1999 was $790,000 versus $344,000 during the same period in 1998. The $446,000 increase for the three months over the same period in the prior year was due to increased borrowings under the Company's line of credit to $57.8 million at March 31, 1999 from $15.3 million at March 31, 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    The Company reported net income of $5,212,000 or $0.47 per diluted share for the year ended December 31, 1998, compared to net income of $5,064,000 or $0.51 per diluted share for the same period in 1997. Pretax net income increased significantly to $7,936,000 in 1998, versus $5,151,000 in 1997. As a result of a deferred income tax provision of $3,063,000 in 1998 as compared to no deferred income tax provision in 1997, the Company's 1998 net income increased slightly as compared to 1997.

    Natural gas revenues increased to $19,063,000 during the year ended December 31, 1998 from $12,138,000 for the same period in the prior year. The significant increase of $6,925,000 in 1998 compared to 1997 or 57% was due to the increase in production and the acquisition of certain properties in the Raton Basin. The Company had 159 net producing wells in 1998, versus 89 in 1997. The number of producing wells in the Spanish Peaks Unit increased to 127 in 1998, versus 89 in 1997. The Company acquired approximately 32 net producing wells in two separate transactions in 1998. Gas production volumes in the Spanish Peaks Unit increased to 9,458,000 Mcf in 1998 versus 6,402,000 Mcf in 1997, or 48%. Gas production volumes from the acquired properties were 563,000 Mcf in 1998. The average gas price for 1998 and 1997 was $1.90 per Mcf.

    Equity in earnings of discontinued operations, net of income taxes increased to $340,000 during the year ended December 31, 1998 as compared to $313,000 in 1997. Effective in February 1999, the Company sold its 49% ownership in Maverick, an oil and gas well servicing company. The Company accounted for the investment in Maverick under the equity method of accounting. The year to year increase was offset by deferred income taxes of $216,000 in 1998, as compared to no deferred income taxes in 1997. The pre-tax increase was due to Maverick's increase in sales volume and profitability in 1998 as compared to 1997. Subsequent to year-end, the Company sold its 49% interest in Maverick to the managing members of Maverick for cash of approximately $2.3 million. As a result of the sale of Maverick, the Company will not have future earnings from its investment for 1999. However, any loss of projected income in 1999 from Maverick will be more than offset by the gain on the sale of Evergreen's interest.

    Interest and other income increased to $178,000 during the year ended December 31, 1998 as compared to $137,000 in 1997. The increase was due to changes in cash management in 1998.

    LOE for the year ended December 31, 1998 were $3,356,000 as compared to $2,007,000 for the same period in 1997. LOE were $0.34 per Mcf in 1998 versus $0.31 per Mcf in 1997. The $0.03 increase for 1998 over the prior year was primarily due to an increase in water management costs. The increase in water management costs was due to drilling wells where there was a significant increase in water production.

    Depreciation, depletion and amortization expense for the year ended December 31, 1998 was $3,860,000 versus $2,794,000 in 1997. Depreciation, depletion and amortization expense declined to $0.39 per Mcf in 1998 as compared to $0.44 per Mcf in 1997. The decrease in cost per Mcf in 1998 as compared to 1997 was due to amortizing capital costs over a significantly greater number of units of proved reserves.

    General and administrative expenses were $1,933,000 during the year ended December 31, 1998 versus $1,286,000 in 1997. The increase in 1998 of $647,000 was due to the expected increase in the overall growth in corporate activity. During 1998, personnel costs increased due to the addition of new staff, salary increases and related benefits, insurance costs, office rent and other miscellaneous operating expense items. Although the overall general and administrative expenses increased for the year ended December 31, 1998, the cost per Mcf decreased to $0.19 in 1998 from $0.20 in 1997. The oil and gas service income and the related cost of service have been reclassified and included with general and administrative expenses for the year ended December 31, 1998 and for all periods presented. Through March 1999, Evergreen Operating Corporation ("EOC"), a wholly owned subsidiary of the Company, operated properties for various third party working interest owners. In January 1999, the working interest owners sold those properties. As EOC will no longer receive overhead charges for the operation of those properties, the Company's general and administrative expenses will increase in future periods.

    Interest expense was $1,870,000 during the year ended December 31, 1998 as compared to $777,000 in 1997. The $1,093,000 increase for 1998 over the same period in the prior year was due to increased borrowings under the Company's line of credit to $44,139,000 from $10,812,000 in 1997. The increase in borrowings was due to the continuing development in the Raton Basin along with the acquisition of the Cottontail Pass Unit on July 2, 1998 at a cost of $13.1 million. On July 1, 1998, the Company increased its line of credit to $50 million and also changed the interest rate from a prime rate based loan to a London Interbank Offer Rate ("LIBOR") based rate. The change in interest rates decreased the Company's effective interest rate in the last half of 1998 by 142 basis points to 7.25%.

    Prior to 1998, the Company was not required to record income tax expense, primarily due to the availability of net operating loss carryforwards. However, as a result of the recently reported profitability and the significant difference between the book and tax basis of assets, the Company is required to provide for deferred income taxes in the statements of income in 1998 and subsequent years. The Company estimates that it will not be required to pay current income tax in the near future due to the availability of net operating loss carryforwards of approximately $30 million and current deductions for intangible drilling costs. For the year ended December 31, 1998, the Company recorded a deferred tax provision of $3,063,000.

    Other expenses were $286,000 for the year ended December 31, 1998 as compared to $259,000 in 1997. Other expenses in 1998 included a write-off of offering expenses of $220,000 related to the withdrawal of a registration on file with the Securities and Exchange Commission due to unfavorable market conditions. Other expenses in 1997 included a write-off of a receivable in the amount of approximately $150,000 that was deemed uncollectible and gas collection costs of $112,000.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996

    Net income for the year ended December 31, 1997 was $5,064,000 or $0.51 per diluted share, as compared to $675,000 or $0.10 per diluted share, for the nine months ended December 31, 1996. The increase in net income was primarily the result of the increase in natural gas net revenues resulting from an increase in gas production and gas prices and a twelve month reporting period as compared to a nine month reporting period.

    Natural gas revenues were $12,138,000 during the year ended December 31, 1997 as compared to $3,502,000 for the nine months ended December 31, 1996. The significant increase in oil and gas revenue during 1997, as compared to 1996, was attributable to substantially higher Raton Basin production volumes and higher natural gas prices, as well as a twelve month reporting period as compared to a nine month reporting period. At December 31, 1997 there were 89 producing Raton Basin wells compared to 42 producing wells at December 31, 1996. The average gas prices were $1.90 per Mcf for the year ended December 31, 1997 as compared to $1.66 per Mcf in 1996. Natural gas production increased to 6,401,500 Mcf for the year ended December 31, 1997 as compared to 2,104,400 Mcf for 1996.

    Equity in earnings of discontinued operations was $313,000 for the year ended December 31, 1997. Effective in February 1999, the Company sold its 49% ownership in Maverick, an oil and gas well servicing company. The Company accounted for the investment in Maverick under the equity method of accounting. Prior to the year ended December 31, 1997, the Company's share of Maverick profits after intercompany elimination was not material. The increase in Maverick's net income in 1997 was due to the increase in its oil and gas stimulation services for third-party entities.

    Interest income and other decreased to $137,000 for the year ended December 31, 1997 from $180,000 for the nine months ended December 31, 1996. This decrease was due to less cash to invest as a result of the continued Raton Basin development.

    LOE for the year ended December 31, 1997 were $2,007,000 compared to $701,000 for the nine months ended December 31, 1996. LOE per Mcf declined to $0.31 during the year ended December 31, 1997 from $0.33 in 1996. The decrease in the average lease operating expense per Mcf was due to the economies of scale resulting from the increase in producing wells in the Raton Basin.

    Depreciation, depletion, and amortization expenses for the year ended December 31, 1997 increased to $2,794,000 as compared to $966,000 for the nine months ended December 31, 1996. The increase of $1,828,000 was due to the substantial increase in natural gas production and a twelve month reporting period as compared to a nine month reporting period.

    General and administrative expenses increased to $1,286,000 for the year ended December 31, 1997 as compared to $581,000 for the nine months ended December 31, 1996. The $705,000 increase was due to the general increase in overall corporate activity, including salaries and professional services and a twelve month reporting period as compared to a nine month reporting period. Although the overall expense increased for the twelve months ended December 31, 1997, the cost per Mcf decreased to $0.20 from the prior year cost per Mcf of $0.28. The oil and gas service income and related cost of service have been reclassified and included with general and administrative for all periods presented.

    Interest expense increased to $777,000 for the year ended December 31, 1997 from $193,000 for the nine months ended December 31, 1996. This $584,000 increase was due to increased borrowings under the Company's line of credit and an increase in the capital equipment lease. The increased borrowings were made to fund the Raton Basin development.

    Other expenses increased to $259,000 for the year ended December 31, 1997 from $128,000 for the nine months ended December 31, 1996. The increase in other expenses was due primarily to the write-off of a receivable that was deemed uncollectible.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has a $75 million revolving credit facility with a bank group consisting of Hibernia National Bank, as agent, Chase Bank of Texas and Paribas ("the Banks"). The credit facility is available through June 2001. Advances pursuant to the credit facility are limited to a borrowing base, which is $75 million. At the Company's election, it may use either LIBOR plus a margin of 1.38% to 1.75% or the prime rate plus a margin of 0% to 0.25%, with margins on both rates determined on the average outstanding borrowings under the credit facility. The borrowing base is redetermined semi-annually by the Banks based upon reserve evaluations of the Company's oil and gas properties. An average annual facility fee of 0.375% is charged quarterly for any unused portion of the credit facility. The credit facility is secured by all of the Company's producing oil and gas properties and also contains certain net worth and ratio requirements. At March 31, 1999, $57.8 million of borrowings were outstanding under the credit facility.

    The Company has a capital equipment lease with a lender with interest at 8.5% as of March 31, 1999 for a term of five years ending April 2002, with an option to purchase the equipment at nominal amounts at the end of the lease term. The Company primarily leases compressors for the Raton Basin gas collection systems and other related production equipment. At March 31, 1999, the Company had approximately $3.7 million under the capital lease obligation.

    In February 1999, the Company sold its 49% interest in Maverick Stimulation Company ("Maverick") for approximately $2.3 million and formed a new well service company, Evergreen Well Service ("EWS"). The well service company will provide fracture stimulation services, cement work, drilling and workovers. Evergreen anticipates an increase in quality control and cost savings from the services performed by EWS.

    During 1999, the Company plans to spend approximately $45 million on its total exploration and development program. Approximately $35 million of this total is scheduled to be spent on drilling and gas collection systems, $5 million on well service equipment and $5 million on its international and other projects. During the quarter ended March 31, 1999, the Company spent approximately $9 million on drilling and recompletion and gas collection systems while $2.9 million was spent on well service equipment.

    Cash flows provided by operating activities were $2,176,000 for the three months ended March 31, 1999 as compared to cash flows provided by operating activities of $3,350,000 in the prior year. The decrease in cash flows in 1999 as compared to 1998 is primarily due to the decrease in net income as a result of lower gas prices, increased lease operating expenses and increased interest costs associated with increased financing levels outstanding in 1999.

    Cash flows used in investing activities were $13,405,000 during the three months ended March 31, 1999 compared to $7,158,000 during the same period in 1998. The increase was due to the continued development of the Raton Basin, including an upgrade of the gas collection system.

    Cash flows provided by financing activities were $12,020,000 during the three months ended March 31, 1999 as compared to cash flows provided by financing activities of $4,189,000 in the prior period. The increase was due primarily to increased borrowings to fund the development of the drilling and gas collection system in the Raton Basin.

    Cash flows provided by operating activities were $12,147,000 for the year ended December 31, 1998 as compared to cash flows provided by operating activities of $6,457,000 for the year ended December 31, 1997. The significant increase in the cash flows provided by operating activities was due primarily to improved operating results as a result of increased gas production. The increased gas production was due to the drilling of additional wells and the acquisition of certain producing properties.

    Cash flows used in investing activities were $47,202,000 during the year ended December 31, 1998, compared to $19,259,000 in 1997. The increase in 1998 was due to the continued development of the Raton Basin, investments in international projects and the acquisition of the Cottontail Pass Unit for $13,100,000.

    Cash flows provided by financing activities were $34,260,000 during the year ended December 31, 1998, as compared to cash flows provided by financing activities of $12,253,000 in 1997. The increase was due primarily to increased borrowings to fund the development of the drilling and gas collection systems in the Raton Basin as well as the acquisition of the Cottontail Pass Unit. In addition, the Company received proceeds from the exercise of stock purchase warrants of approximately $2,158,000. These borrowings and exercise of stock purchase warrants were offset by principal payments on capital leases of $1,061,000.

HEDGING TRANSACTIONS

    The Company enters into contractual obligations that require future physical delivery to attempt to manage price risk with regard to a portion of its natural gas production. As of May 1, 1999, the Company had entered into contracts to sell amounts equal to substantially all of its current sales at $1.57 per Mcf for the period May 1, 1999 through October 31, 1999.

    The Company identifies minimum internal price targets and, assuming other market conditions are deemed favorable, the Company will enter into hedging contracts to manage price risk. See "Quantitative and Qualitative Disclosure About Market Risk."

INCOME TAXES AND NET OPERATING LOSSES

    As discussed in note 7 of the notes to the Company's consolidated financial statements, the Company has net operating loss carryforwards for income tax purposes of approximately $30 million which expire beginning in 1999.

    The Company recorded a valuation allowance at December 31, 1996 equal to the excess of deferred tax assets over deferred tax liabilities as it was unable to determine that the deferred tax assets were more likely than not to be realized. As of December 31, 1997, the Company did not record a valuation allowance since management was able to determine that it was more likely than not that the deferred tax asset would be realized. Manangement expects to fully utilize its net operating loss carryforwards against reversing temporary differences.

    Prior to 1998, the Company has not been required to record income tax expense, primarily due to the availability of net operating loss carryforwards. However, as a result of the recently reported profitability and the significant difference between the book and tax basis of assets, the Company will be required to provide for deferred income taxes in the statements of income in 1998 and subsequent years. The Company estimates that it will not be required to pay current income tax in the near future due to the availability of net operating loss carryforwards of approximately $30 million and current deductions for intangible drilling costs.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management believes the adoption of this statement will not have a material impact on the Company's financial statements.

YEAR 2000

    The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using `00' as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

    The Company believes that the Year 2000 problem will not pose material operational problems for the Company and that it is adequately prepared for the Year 2000. The Company's computer software provider has assured the Company that all of the Company's software is Year 2000 compliant (i.e. will function properly in the year 2000 and beyond). The Company's software provider provides written assurance that its products are Year 2000 compliant. To the Company's knowledge, after investigation, no "imbedded technology" (such as microchips in an electronic control system) of the Company poses a material Year 2000 problem.

    Because the Company believes that it has no material internal Year 2000 problems, the Company has not expended and does not expect to expend a significant amount of funds to address Year 2000 issues. It is Company policy to continue to review its suppliers' Year 2000 compliance and require assurance of Year 2000 compliance from new suppliers; however, such monitoring does not involve a significant cost to the Company.

    In addition to the foregoing, the Company has contacted its major vendors and received either oral or written assurances from its major vendors or viewed assurances contained on vendors' web sites that they have no material Year 2000 problems. The Company believes that its vendors are largely fungible; therefore, in the event a vendor's representations regarding its Year 2000 compliance were untrue for any reason, the Company believes that it could find adequate Year 2000 compliant vendors as substitutes.

    The Company is materially dependent on Colorado Interstate Gas Co. ("CIG") for the delivery of the Company's gas. CIG has provided the Company with written assurances that a CIG internal task force has examined CIG's Year 2000 compliance and that CIG has no material Year 2000 problem.

    In the event that one or more of the Company's vendors were to have a material Year 2000 problem, the Company believes that the foreseeable consequences would be a temporary delay in revenue collection caused by an interruption in computerized billing (and not an interruption in the actual flow of the Company's coal bed methane), which would not have a substantial long-term impact on the Company's ability to conduct operations. The Company does not believe that any contingency planning is necessary to address this possibility.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    The Company measures its exposure to market risk at any point in time by comparing the open positions to a market risk of fair value. The market prices the Company uses to determine fair value are based on management's best estimates, which consider various factors including closing exchange prices, volatility factors and the time value of money. At March 31, 1999, the Company was exposed to some market risk through interest rates on its long-term debt, foreign currency and natural gas prices.

                            BUSINESS AND PROPERTIES

GENERAL

    Evergreen is an independent energy company engaged in the exploration, production, development and acquisition of oil and gas properties. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. Evergreen also owns interests in other areas including the United Kingdom and northern Chile.

    Evergreen is one of the largest holders of oil and gas leases in the Raton Basin, with approximately 200,000 gross acres of coal bed methane properties and almost 200 producing gas wells. The Company's daily gas sales represent approximately 65% of the gas currently sold from the Raton Basin. The Company's Raton Basin drilling program has enabled it to build an extensive inventory of additional drilling locations. Evergreen has identified over 800 additional drilling locations on its Raton Basin acreage, of which 132 were included in the Company's estimated proved reserve base at December 31, 1998.

    At December 31, 1998, Evergreen had estimated net proved reserves of 405 Bcf with a PV-10 of approximately $215 million. All of the Company's estimated net proved reserves are natural gas from coal bed methane and are located in the Raton Basin. Approximately 60% of these net proved reserves are classified as proved developed. Evergreen has a 100% working interest in the majority of its Raton Basin acreage and wells, and also owns the gas collection systems and related equipment associated with these wells. The Company operates all of its Raton Basin producing properties.

    Evergreen has an established track record for discovering new reserves and significantly growing its reserve base. From March 31, 1995 through December 31, 1998, the Company added a net 342 Bcfe of estimated proved reserves principally through its drilling in the Raton Basin. This represents a compound annual growth rate of approximately 64%. Since Evergreen began its drilling efforts in the Raton Basin, the Company has drilled and tested approximately 150 producing wells and achieved a 98% success rate. In addition, the Company acquired 43 producing wells through property acquisitions in 1998. Since early 1995, the Company's average gross daily production has increased from 1.5 MMcf to 46.0 MMcf.

    The Company believes that it has gained significant experience in coal bed methane exploration and development, including the use of enhanced drilling, completion and production techniques developed over a number of years. This has enabled Evergreen to become one of the lowest-cost finders, developers and producers among U.S. publicly-traded independent oil and gas companies. From the beginning of its Raton Basin project through December 31, 1998, Evergreen has spent approximately $93 million on the drilling and completion of its wells, pipelines, gas collection systems, compression equipment and the acquisition of additional working interests. This represents a total finding and development cost of $0.22 per Mcf. In addition, the Company's lease operating expenses per Mcf have declined significantly since Raton Basin gas sales began in early 1995. Over the three year period ended March 31, 1999, the Company's LOE per Mcf averaged $0.34.

BUSINESS STRATEGY

    Evergreen's objective is to enhance shareholder value by increasing reserves, production, cash flow, earnings and net asset value per share. To accomplish this objective, Evergreen intends to capitalize on its experience and operating expertise in coal bed methane properties and on its other competitive strengths, which include:

    - its inventory of drilling locations in the Raton Basin,

    - its track record for discovering new reserves and significantly growing its reserve base, and

    - its position as a low-cost finder, developer and producer of natural gas.

    To implement its strategy, Evergreen seeks to:

    - ACCELERATE DEVELOPMENT OF THE RATON BASIN. Evergreen has an extensive inventory of drilling locations in the Raton Basin. During 1998, the Company drilled 50 wells in the Raton Basin. During 1999, the Company intends to drill a total of 80 wells, of which approximately 32 have already been drilled. During 2000, the Company intends to drill up to 100 wells. To accommodate this accelerated development, Evergreen also plans to expand its gas collection systems and compression facilities.

    - EXPLOIT THE RATON FORMATION. The Raton Basin contains two coal bearing formations, the Vermejo formation coals located at depths of between 450 and 3,500 feet, and the shallower Raton formation coals located at depths from the surface to approximately 2,000 feet. To date, all of Evergreen's production and reserves have been attributable to the Vermejo formation coals. To further exploit the Raton Basin, the Company has drilled and is evaluating approximately 12 wells in the Raton formation. Based on its preliminary evaluation, the Company believes that it can profitably develop the Raton formation coal seams. Of the 80 wells the Company plans to drill in 1999, approximately 50% are scheduled to be in the Raton formation.

    - MAINTAIN CONTROL OF OPERATIONS. Evergreen has a 100% working interest in the majority of its Raton Basin acreage and wells, and it operates all of its producing properties within the basin, thereby controlling all phases of drilling, completion and well stimulation. The Company also constructs, owns and operates all of its gas collection systems, which it has specifically designed to optimize production from coal bed methane wells. By operating its producing properties, Evergreen believes it has greater control over its expenses and the timing of exploration and development of its properties. The Company is also the designated operator for its United Kingdom and Chilean projects.

    - LOWER OPERATING COSTS THROUGH VERTICAL INTEGRATION. Evergreen has developed the internal capabilities both in personnel and equipment to perform key well services, such as drilling, gas collection, wellbore cementing, fracture stimulation and gas marketing. The Company believes these internal capabilities will allow it to enhance its low-cost position.

    - PURSUE INTERNATIONAL OPPORTUNITIES. Evergreen seeks to identify attractive international oil and gas projects that require relatively small capital investments but that have potential for favorable returns. Since 1992, the Company has obtained onshore exploration licenses covering approximately 513,000 acres in the United Kingdom and an oil and gas exploration license on approximately 2.4 million acres in northern Chile. The Company expects to spend approximately $3 million in 1999 for the development of its international projects, substantially all of which is budgeted for the United Kingdom. The Company will seek partners to help minimize its additional upfront capital requirements.

    - ACQUIRE ADDITIONAL PROPERTY INTERESTS. Over the last three years, Evergreen acquired additional property interests in the Raton Basin totaling approximately 97 Bcf of estimated net proved reserves at an average acquisition cost of $0.34 per Mcf. The Company will continue to pursue acquisitions of oil and gas properties located in its principal areas of operation and in other areas that provide attractive investment opportunities, particularly where the Company can add value through its technical and operational expertise.

COAL BED METHANE VERSUS TRADITIONAL NATURAL GAS

    Methane is the primary commercial component of the natural gas stream produced from traditional gas wells. Methane also exists in its natural state in coal seams. Natural gas produced from traditional wells also contains, in varying amounts, other hydrocarbons. However, the natural gas produced from coal beds generally contains only methane and, after simple water dehydration, is pipeline-quality gas.

    Coal bed methane production is similar to traditional natural gas production in terms of the physical producing facilities and the product produced. However, the subsurface mechanisms that allow the gas to move to the wellbore and the producing characteristics of coal bed methane wells are very different from traditional natural gas production. Unlike conventional gas wells, which require a porous and permeable reservoir, hydrocarbon migration and a natural structural or stratigraphic trap, the coal bed methane gas is trapped in the molecular structure of the coal itself until released by pressure changes resulting from the removal of insitu water.

    Methane is a common component of coal since methane is created as part of the coalification process, though coals vary in their methane content per ton. In addition to being in open spaces in the coal structure, methane is absorbed onto the inner coal surfaces. When the coal is hydraulically fracture stimulated and exposed to lower pressures through the de-watering process, the gas leaves (desorbs from) the coal. Whether a coal bed will produce commercial quantities of methane gas depends on the coal quality, its original content of gas per ton of coal, the thickness of the coal beds, the reservoir pressure and the existence of natural fractures (permeability) through which the released gas can flow to the wellbore. Frequently, coal beds are partly or completely saturated with water. As the water is produced, internal pressures on the coal are decreased, allowing the gas to desorb from the coal and flow to the wellbore. Contrary to traditional gas wells, new coal bed methane wells often produce water for several months and then, as the water production decreases, natural gas production increases because the coal seams are being de-watered and the resultant pressure on the coal decreases.

    In order to establish commercial gas production rates, a permanent conduit between the individual coal seams and the wellbore must be created. This is accomplished by hydraulically creating and propping open with special quality sand, artificial fractures within the coal seams (known as "fracing" in the industry) so the pathway for gas migration to the wellbore is enhanced. These fractures are filled (propped) with uniform sized sand and become the conduits for methane to reach the well. The ability of gas to move through the coal or rocks to the wellbore from its place of origination in the formation is the key determinant of the rate at which a well will produce.

RATON BASIN PROPERTIES AND OPERATIONS

    The Raton Basin is an onshore depositional and structural basin that is approximately 80 miles long and 50 miles wide, located in southern Colorado and northern New Mexico. The Raton Basin contains two coal bearing formations, the Vermejo formation coals located at depths of between 450 and 3,500 feet and the shallower Raton formation coals, located at depths from the surface to approximately 2,000 feet. To date, Evergreen's primary production has been from the Vermejo formation coal seams; however, Evergreen believes that the Raton formation coal seams may be profitably exploited as well.

    Approximately 133,900 acres of the Company's 200,000 acres in the Raton Basin are included in three federal units, which simplifies lease maintenance for the Company. Formation of these federal units allows Evergreen, as unit operator, to base development decisions within the unit on technical, geologic and geophysical data rather than on the fulfillment of lease term obligations.

    DEVELOPMENT HISTORY AND EXPECTED FUTURE DEVELOPMENT. Exploration for coal bed methane began in the Raton Basin in the late 1970s and continued through the late 1980s, with several companies drilling and testing over 100 wells during this period. The absence of a pipeline to transport gas out of the Raton Basin prevented full-scale development until January 1995, when CIG's Picketwire Lateral became operational.

    Since December 1991, Evergreen has acquired oil and gas leases covering approximately 200,000 gross acres in the Raton Basin. The initial 70,000 acres were acquired from Amoco Production Company ("Amoco") in 1991 by direct purchase without overriding royalties. The majority of the acreage remaining was purchased during 1992 and 1993 from individual owners under various lease terms. Generally, the lease terms provide for a 12.5% royalty interest to the owner of the mineral rights. In

August 1993, a four well evaluation program was conducted by the Company. Based on positive results from the initial four wells, the Company made the decision, in August 1994, to focus all domestic efforts on development of the Raton Basin. Evergreen currently has almost 200 net producing gas wells on its Raton Basin properties.

    In March 1995, the Federal Bureau of Land Management ("BLM") designated approximately 67,000 acres of Evergreen's leases in the Raton Basin as a federal unit called the Spanish Peaks Unit. In December 1997, the BLM approved an additional 6,300 acres of leases to be included in the Spanish Peaks Unit, for a total of 73,300 acres. In January 1997, the BLM designated an additional 33,000 acres of Evergreen's leases as a federal unit called the Sangre de Cristo Unit.

    Additionally, in July 1998, the Company acquired a 100% working interest in 27,590 gross acres in the Cottontail Pass Federal Unit from Amoco. The Cottontail Pass Unit is situated between Evergreen's Spanish Peaks and Sangre de Cristo Units. Included in the acquisition were 28 producing wells and gas collection systems. Total daily production is currently approximately 5 MMcf per day. The Company estimates that there are approximately 100 additional drilling locations in the Cottontail Pass Unit. Evergreen has been named the operator for all three of these units.

    Because of the inclusion of federal leases in these units, operation and production within a federal unit is governed by federal rules. Production from any well in a unit area will maintain all of the leases beyond their primary terms. In October 1997, the first "participating area" was designated by the BLM under the Unit Agreement. Gas production in the participating area will be pooled and shared by the royalty owners, overriding royalty owners and working interest owners in that area in proportion to their acreage ownership of the mineral estate in the area. The participating area will be adjusted annually to encompass additional acreage as additional wells are completed.

    Effective December 31, 1998, the Company acquired 41,000 gross acres in the Long Canyon and Lorencito areas located in the southern Colorado portion of the Raton Basin. The properties include 19 currently producing wells with daily production of approximately 1.5 MMcf per day. Evergreen has identified 160 potential drilling locations on the acreage, in which it will hold working interests of between 53% and 75% and serve as operator.

    Prior to the acquisitions of the Cottontail Pass Unit and acreage in the Long Canyon and Lorencito areas, the Company's principal development activities in the Raton Basin had been in the Spanish Peaks Unit. The Company currently has 150 producing wells in this Unit and expects to drill approximately 80 wells there in 1999. Current production from the Spanish Peaks Unit is approximately
39.5 MMcf per day. The Company has identified approximately 250 drilling locations in its Spanish Peaks Unit, of which 60 were included in the Company's proved reserve base at December 31, 1998.

    The Company's development activities in the Sangre de Cristo Unit have consisted solely of the drilling of four exploratory wells. These exploratory wells will test production levels, provide additional geologic control and fulfill unit obligations. The Company will be required to construct a compression facility and a gas collection system to enable gas production and sales from this unit. No reserves from wells in the Sangre de Cristo Unit are included in the Company's reserve base.

    RATON BASIN GEOLOGY. In the Raton Basin, Evergreen produces methane almost entirely from the Vermejo coals, consisting of several individual seams ranging in thickness between 1 and 12 feet, and at drilling depths between 450 and 3,500 feet below the surface. The entire Vermejo coal interval ranges from 5 to 50 feet thick through the Raton Basin, being thickest in the center of the Basin, which the Company's acreage surrounds. The coal beds and surrounding sedimentary rocks formed during the late Cretaceous to early Tertiary period, between 40 and 65 million years ago. The Raton Basin is a highly asymmetric downward fold in the earth's crust that is approximately 80 miles long north to south and about 50 miles wide east to west. Plant material accumulated in thick layers within coastal swamps in the Raton Basin and was subsequently buried and subjected to heat and pressure which formed the coals. Since these coals were buried, continued mountain building in combination with basin downwarping, created an extensive series of faults and fractures in the coals and surrounding rocks. Later, the area was intruded by hot liquid rock or "magma" from lower in the earth's crust, which cooled to form two large mountain structures in the center of the Raton Basin known as the Spanish Peaks. The magma moved up through existing faults and fractures and created additional fractures that radiate outward from the Spanish Peaks. As the magma cooled, its heat altered the surrounding rocks, including the Vermejo and Raton coal beds. The Company believes that the simultaneous downwarping of the Raton trough and Larimide age mountain building with subsequent relaxation (extension) and the subsequent magmatic intrusions into the Raton Basin have matured the coals and enhanced the ability of the Vermejo and Raton coals to yield coal bed methane gas.

    In the Raton Basin, the Company has found some coal seams to be continuous between wells over distances of several miles, though the thickness of these beds are variable. Individual wells are often completed to produce gas from 5 to 15 individual coal beds with individual thickness between 1 and 12 feet.

    COAL BED METHANE TECHNOLOGY. The Company, working in conjunction with its contractors, has developed what it believes to be effective procedures for fracing in its Raton Basin wells. In addition, the Company has developed well completion and specialized drilling techniques that are suited to its Raton Basin wells. Traditional gas wells are drilled with the use of rotary drill bits cooled and lubricated by drilling fluids or "mud." Coal bed methane production is particularly sensitive to the natural permeability of the coals. Exposing the Raton Basin coals to drilling mud appears to significantly reduce the permeability of the coals by plugging the cleat system and natural fractures in the coals. The Company, therefore, uses percussion air drilling (similar to a jackhammer) without traditional drilling muds in drilling its wells.

    WATER PRODUCTION AND DISPOSAL. To date, the majority of the water produced from the Company's Raton Basin coal seams has been low in total dissolved solids, allowing the Company, operating under permits issued by the State of Colorado, to discharge the water into well-site pits and off well-site evaporation ponds and disposal wells. If non-potable water is encountered in subsequent wells, it may be necessary to drill additional disposal wells to re-inject the produced water back into the underground rock formations. See "Risk Factors--We May Face Unanticipated Water Disposal Costs." The Company is involved in certain litigation concerning the Company's water disposal. See "--Legal Proceedings."

    RATON BASIN PRODUCTION. Evergreen's natural gas sales from the Raton Basin did not commence until the completion of a pipeline system in January 1995, which connected the Company's Raton Basin wells to the CIG pipelines. From January 1995 through March 1999, Evergreen sold an aggregate of approximately
21.5 Bcf of coal bed methane gas from the Raton Basin. Gross daily production from the field currently exceeds 45.5 MMcf per day. Because of the importance of removing water from the coal seams to enhance gas production, Evergreen expects to continue production from more modest wells because of the beneficial ambient effect of pressure reduction in adjacent, more productive wells. Each well creates its own "cone of depression" in the water saturation around the wellbore. The Company believes that some of its Raton Basin wells on adjacent 160-acre drill sites have already created overlapping cones of depression, enhancing gas production in each well.

    The Raton Basin gas does not contain significant amounts of contaminants, such as hydrogen sulfide, carbon dioxide or nitrogen, that are sometimes present in traditional natural gas production. Therefore, the properties of the Raton Basin gas, such as heat content per unit volume, are very close to the average properties of pipeline gas from conventional gas wells.

INTERNATIONAL PROPERTIES AND OPERATIONS

  UNITED KINGDOM

    In 1991 and 1992, the Company's wholly-owned subsidiary, Evergreen Resources (U.K.) Ltd. ("ERUK"), was awarded seven onshore United Kingdom hydrocarbon exploration licenses for the development of coal bed methane gas and conventional hydrocarbons (the "Original Licenses"). The Original Licenses provided ERUK with the largest onshore acreage position in the United Kingdom, covering substantially all of six distinct onshore United Kingdom basins.

    Selection of the licensed areas was made after evaluating geological, geophysical, petrophysical and measured methane gas content data bases. The majority of the original data base was acquired through technology sharing agreements with British Coal Corporation, which shared relevant available data on the six basins and granted use of this data to ERUK. ERUK has augmented this data with proprietary seismic and coal bed methane well data, as well as geologic data from the British Geologic Survey and other sources.

    During the period from 1992 to 1994, Evergreen conducted seismic work and drilled three wells under two of the Original Licenses. The wells encountered 30 feet to 80 feet of gross coal. Two of the wells were hydraulically fracture stimulated and one was tested for permeability. Following extensive production testing, none of the three wells produced gas in economic quantities. The three wells are presently shut-in.

    In 1997, under a new onshore licensing regime implemented by the U.K. Department of Trade and Industry, Evergreen converted its Original Licenses to new onshore Licenses, called Petroleum Exploration and Development Licenses (the "Licenses"). In connection with such conversion, the Company relinquished rights to approximately 259,000 acres, which were not considered highly prospective for coal bed methane development. Under the Licenses, the Company retains approximately 377,000 acres, which were high-graded for coal bed methane and conventional hydrocarbon potential. Subsequent to year-end, the Company acquired an additional 136,000 acres. The Licenses provide up to a 30-year term with optional periodic relinquishment of portions of the Licenses, subject to future development plans. There are no royalties or burdens encumbering these Licenses. Work commitments for acreage retained will include the drilling of three wells in 1999.

    Evergreen believes that a major coal bed methane resource exists within the areas subject to the Licenses. However, further evaluation will be required to confirm such belief and determine the economic viability of extracting any such reserves. Evaluation is expected to occur on a License-by-License basis, since success or lack of success on one License may not be translated to similar results on other Licenses or separate geologic basins. Evergreen will spend approximately $3 million in 1999 to drill a multi-well pilot program and gob gas wells, thereby maintaining the Licenses.

    The Company has recently completed a 3D seismic program in the United Kingdom in an area in which Evergreen plans to drill a multi-well pilot coal bed methane project. Evergreen is holding discussions with potential industry partners for the purpose of evaluating and developing the Licenses. The Company has recently purchased a drilling rig for this project. This rig is currently being tested in the Raton Basin and is scheduled to be shipped to the United Kingdom for the drilling of the multi-well pilot program in the second half of 1999. The Company's goal is to apply to its United Kingdom properties the technologies for coal bed methane extraction that it has developed in the Raton Basin.

    In addition to the pilot program, the Company will drill approximately 4-5 gob gas wells. Evergreen plans to establish marketing arrangements for its future gas production by first supplying this gob gas to local electric power plants. The Company plans to start the gob gas drilling and production in the second half of 1999.

  FALKLAND ISLANDS

    The Falkland Islands consortium, in which Evergreen has a net 2% interest, completed drilling its second well (and the industry's fifth well) in the North Falklands Basin. Well 14/9-2 reached a total depth of approximately 8,000 feet on October 28, 1998 and was plugged and abandoned as a dry hole with oil shows.

    The abandonment of well 14/9-2 completed the initial drilling campaign on Tranche A. The two wells on Tranche A have established good source rocks and potential reservoir rocks. The consortium will assess the data gathered from the two wells to determine the future strategy for the acreage.

  CHILE

    In March 1997, the Government of Chile awarded an oil and gas exploration license to Evergreen on two 5,000 square kilometer (approximately 1.2 million acres) blocks in northern Chile. Evergreen has a 75% working interest in the blocks and will serve as operator. ENAP, the Chilean-owned energy company, holds the remaining 25% working interest. The Chilean government will initially receive a 10% royalty on production up to 10,000 barrels per day, which increases up to a maximum of 35% on production in excess of 100,000 barrels per day.

    Evergreen and ENAP are sharing work commitments proportionately for the periods of time stated as Exploration Periods for each block as set forth in the table below:

 EXPLORATION
    PERIOD         TERM                           WORK COMMITMENT
--------------  ----------  -----------------------------------------------------------
      1*        1 year      Geologic mapping, land based magnetic and gravity surveys
     2**        2 years     200 km seismic data
      3         2 years     1 exploratory well
                1 year      1 exploratory well
     4-9        each

------------

*   Commenced June, 1997 -- fulfilled

**  Committed

Evergreen and ENAP may relinquish up to 100% of the blocks at the end of each exploration period. If the blocks go into production, the contracts will last 35 years. Evergreen expects that the foregoing activities will require capital expenditures over the next two years of approximately $2.2 million.

CUSTOMERS AND MARKETS

  GAS MARKETING

    Primero Gas Marketing Company ("Primero") is a wholly-owned subsidiary of the Company that was formed to market and sell natural gas for the Company and third parties. To date, Primero has only marketed and sold gas on behalf of the Company and working interest partners. Primero also operates the Company's gas collection systems and purchases all the Company's production from its Raton Basin wells.

    The expanding production in the Raton Basin led CIG to file with the Federal Energy Regulatory Commission (the "FERC") for approval to construct a new, 115-mile, 16-inch pipeline connecting CIG's Picketwire Lateral pipeline near Trinidad, Colorado to its mainline compressor station at Campo, Colorado (the "Campo Lateral"). Now completed, the Campo Lateral has initial capacity of up to approximately 100 MMcf per day, which more than doubles the pipeline capacity previously available from the Raton Basin. The pipeline capacity may be further expanded through the use of additional compression facilities. In August 1997, the Company entered into a new agreement with CIG having a term of 15 years which entitles the Company to firm transportation of its Raton Basin gas through the Campo Lateral. The Company committed to transport natural gas from the Raton Basin through this new pipeline commencing in September 1998. The initial commitment was 25 MMcf per day, increasing every six months to 41 MMcf per day, 18 months after the commencement. In 1998, the Company acquired certain properties in the Raton Basin and additionally assumed firm transportation commitment of 12 MMcf per day. As of March 1, 1999, the Company had total firm commitments of 42 MMcf per day. Subject to available capacity in the pipeline, the Company has the first right to increase its volumes up to 100 MMcf per day. Evergreen believes that the CIG agreement has expanded the range of customers to which it can market its gas, thereby potentially increasing the prices Evergreen will receive for its gas. The CIG contract provides for delivery of the Company's gas into interstate pipelines in Texas, from which it can be transported to Midwest and East Coast markets. Absent the Campo Lateral, the Company would be restricted in the total production that could be transported from the Raton Basin.

  MAJOR CUSTOMERS

    Evergreen has two major customers, Aquila Energy Corporation and Natural Gas Transmission Services, Inc., which purchased approximately 45%, and 44%, respectively, of the Company's gas production for the year ended December 31, 1998. Based on the general demand for gas, the loss of either or both of these customers would not be expected to have a material adverse effect on Evergreen's business. As the Company's base of production grows in the Raton Basin, the Company hopes to be able to enter into long-term contracts with end users at favorable prices. Generally, the Company's gas is sold at spot market prices or under contracts for terms of one year or less.

OIL AND GAS RESERVES

    The table below sets forth the Company's quantities of proved reserves, as audited by independent petroleum engineers, Netherland, Sewell & Associates, Inc. and Resource Services International, Inc., all of which were located in the continental U.S., and the present value of estimated future net revenues from these reserves on a non-escalated basis discounted at 10 percent per year as of periods indicated.

                                                                      AS OF DECEMBER 31,
                                                                -------------------------------
                                                                  1996       1997       1998
                                                                ---------  ---------  ---------
ESTIMATED PROVED DEVELOPED:
  Natural gas (MMcf)..........................................     88,751    143,554    242,987
  Oil (MBbls).................................................          3         --         --
ESTIMATED PROVED UNDEVELOPED:
  Natural gas (MMcf)..........................................     61,969     80,860    161,949
  Oil (MBbls).................................................         --         --         --
                                                                ---------  ---------  ---------
TOTAL PROVED (MMCFE)..........................................    150,735    224,414    404,936

    The following table sets forth the future net cash flows from the Company's estimated proved reserves:

                                                                                       AS OF DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Future net cash flows before income taxes....................................  $  172,428  $  345,410  $  493,146
Future net cash flows before income taxes, discounted at 10%.................      70,499     159,326     214,675

Summaries of the reports with respect to Evergreen's reserves at December 31, 1998 of Netherland, Sewell & Associates, Inc. and Resource Services International, Inc. are included as Appendix A and Appendix B, respectively, to this prospectus supplement. See also note 16 to the consolidated financial statements.

DRILLING ACTIVITIES

    The following table sets forth the Company's drilling activities for the periods indicated.

                                                                                                                         THREE
                                                                                                                        MONTHS
                                                                                                                      ENDED MARCH
                                           NINE MONTHS ENDED                   YEAR ENDED DECEMBER 31,                    31,
                                              DECEMBER 31,        --------------------------------------------------  -----------
                                                  1996                      1997                      1998               1999
                                        ------------------------  ------------------------  ------------------------  -----------
                                           GROSS         NET         GROSS         NET         GROSS         NET         GROSS
                                        -----------      ---      -----------      ---      -----------      ---      -----------
Exploratory wells:
  Productive..........................           0            0            4            4            0            0            0
  Dry.................................           0            0            0            0            0            0            0
                                                --           --           --           --           --           --           --
                                                 0            0            4            4            0            0            0

Development wells:
  Productive..........................          28           28           56           56           50           50           21
  Dry.................................           0            0            0            0            0            0            0
                                                --           --           --           --           --           --           --
                                                28           28           56           56           50           50           21
                                                --           --           --           --           --           --           --
Total.................................          28           28           60           60           50           50           21
                                                --           --           --           --           --           --           --
                                                --           --           --           --           --           --           --


                                            NET
                                            ---
Exploratory wells:
  Productive..........................           0
  Dry.................................           0
                                                --
                                                 0
Development wells:
  Productive..........................          21
  Dry.................................           0
                                                --
                                                21
                                                --
Total.................................          21
                                                --
                                                --

    As of May 24, 1999, an additional 11 wells had been drilled.

PRODUCTION

    The following table sets forth the Company's net gas production for the periods indicated.

                                                           NINE MONTHS
                                                              ENDED       YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                          DECEMBER 31,            31,                MARCH 31,
                                                         ---------------  --------------------  --------------------
                                                              1996          1997       1998       1998       1999
                                                         ---------------  ---------  ---------  ---------  ---------
Natural gas (MMcf).....................................         2,104         6,401     10,021      2,090      3,044

AVERAGE SALES PRICES AND LOE

    The following table sets forth the average sales price and the average LOE per Mcf, for the periods indicated.

                                                            NINE MONTHS
                                                               ENDED       YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                           DECEMBER 31,            31,                MARCH 31,
                                                          ---------------  --------------------  --------------------
                                                               1996          1997       1998       1998       1999
                                                          ---------------  ---------  ---------  ---------  ---------
Average sales price of natural gas (per Mcf)............     $    1.66     $    1.90  $    1.90  $    2.06  $    1.50
Average LOE (per Mcf)...................................          0.33          0.31       0.34       0.27       0.39

PRODUCTIVE WELLS

    As of March 31, 1999, the Company had 178 gross and 173 net productive gas wells. The Company had no productive oil wells as of such date. Productive wells are producing wells and wells capable of production, including shut-in wells.

ACREAGE

    At March 31, 1999, Evergreen held developed and undeveloped acreage as set forth below:

                                            DEVELOPED ACRES       UNDEVELOPED ACRES             TOTAL
                                          --------------------  ----------------------  ----------------------
LOCATION                                    GROSS       NET       GROSS        NET        GROSS        NET
----------------------------------------  ---------  ---------  ----------  ----------  ----------  ----------
Colorado................................     52,400     49,300     153,500     132,200     205,900     181,500
Utah....................................        700        400       1,900       1,600       2,600       2,000
United Kingdom..........................         --         --     513,000     513,000     513,000     513,000
Falkland Islands........................         --         --     400,600       8,000     400,600       8,000
Chile...................................         --         --   2,400,000   1,800,000   2,400,000   1,800,000
                                          ---------  ---------  ----------  ----------  ----------  ----------
    Total...............................     53,100     49,700   3,469,000   2,454,800   3,522,100   2,504,500
                                          ---------  ---------  ----------  ----------  ----------  ----------
                                          ---------  ---------  ----------  ----------  ----------  ----------

    The following table sets forth the expiration dates of the gross and net acres subject to Colorado leases summarized in the table of undeveloped acreage.

                                                                                  ACRES EXPIRING
                                                                               --------------------
                                                                                 GROSS       NET
                                                                               ---------  ---------
Twelve Months Ended:
December 31, 1999............................................................      4,500      2,400
December 31, 2000 and later..................................................      1,100      1,100

COMPETITION

    The Company competes with numerous other companies in virtually all facets of its business, including many that have significantly greater resources. Such competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties than the financial or personnel resources of the Company permit. The ability of the Company to increase reserves in the future will be dependent on its ability to select and acquire suitable producing properties and prospects for future exploration and development. The availability of a market for oil and natural gas production depends upon numerous factors beyond the control of producers, including but not limited to the availability of other domestic or imported production, the locations and capacity of pipelines, and the effect of federal and state regulation on such production.

GOVERNMENT REGULATION OF THE OIL AND GAS INDUSTRY

  GENERAL

    The Company's business is affected by numerous governmental laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties and/or injunctive relief. Moreover, changes in any of these laws and regulations could have a material adverse effect on the Company's business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to the Company, the Company cannot predict the overall effect of such laws and regulations on its future operations.

    The Company believes that its operations comply in all material respects with all applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive effect on the Company's method of operations than on other similar companies in the energy industry.

    The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by the foregoing.

  FEDERAL REGULATION OF THE SALE AND TRANSPORTATION OF OIL AND GAS

    Various aspects of the Company's oil and natural gas operations are regulated by agencies of the Federal government. The FERC regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the Federal government has regulated the prices at which oil and gas could be sold. While "first sales" by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993.

    Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B, 636-C and 636-D ("Order No. 636"), which require interstate pipelines to provide transportation services separate, or "unbundled," from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open access transportation on a nondiscriminatory basis that is equal for all natural gas shippers. Although Order No. 636 does not directly regulate the Company's production activities, the FERC has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company's activities.

    The courts have largely affirmed the significant features of Order No. 636 and numerous related orders pertaining to the individual pipelines, although certain appeals remain pending and the FERC continues to review and modify its open access regulations. In particular, the FERC has recently begun a broad review of its transportation regulations, including how they operate in conjunction with state proposals for retail gas marketing restructuring, whether to eliminate cost-of-service rates for short-term transportation, whether to allocate all short-term capacity on the basis of competitive auctions, and whether changes to its long-term transportation policies may also be appropriate to avoid a market bias toward short-term contracts. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will, over the long term, achieve the goal of increasing competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers and marketers with which it competes.

    Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. The Company does not believe that these rules affect it any differently than other oil producers and marketers with which it competes.

    The FERC has also issued numerous orders confirming the sale and abandonment of natural gas gathering facilities previously owned by interstate pipelines and acknowledging that if the FERC does not have jurisdiction over services provided thereon, then such facilities and services may be subject to regulation by state authorities in accordance with state law. A number of states have either enacted new laws or are considering the adequacy of existing laws affecting gathering rates and/or services. Other state regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, nondiscriminatory take requirements, but does not generally entail rate regulation. Thus, natural gas gathering may receive greater regulatory scrutiny of state agencies in the future. The Company's gathering operations could be adversely affected should they be subject in the future to increased state regulation of rates or services, although the Company does not believe that it would be affected by such regulation any differently than other natural gas producers or gatherers. In addition, the FERC's approval of transfers of previously-regulated gathering systems to independent or pipeline affiliated gathering companies that are not subject to FERC regulation may affect competition for gathering or natural gas marketing services in areas served by those systems and thus may affect both the costs and the nature of gathering services that will be available to interested producers or shippers in the future.

    The Company owns certain natural gas pipeline facilities that it believes meet the traditional tests the FERC has used to establish a pipeline's status as a gatherer not subject to the FERC jurisdiction. Whether on state or federal land, natural gas gathering may receive greater regulatory scrutiny in the post-Order No. 636 environment.

    The Company conducts certain operations on federal oil and gas leases, which are administered by the Minerals Management Service (the "MMS"). Federal leases contain relatively standard terms and require compliance with detailed MMS regulations and orders, which are subject to change. In addition to permits required by other federal agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to commencement of drilling. Among other restrictions, the MMS has regulations restricting the flaring or venting of natural gas, and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect the Company's financial condition, cash flows and operations. The MMS has issued a notice of proposed rulemaking in which it proposes to amend its regulations governing the calculation of royalties and the valuation of crude oil produced from federal leases. This proposed rule would modify the valuation of procedures for both arm's length and non-arm's length crude oil transactions to decrease reliance on oil posted prices and assign a value to crude oil that better reflects market value, establish a new MMS form for collecting value differential data, and amend the valuation procedure for the sale of federal royalty oil. The Company cannot predict what action the MMS will take on this matter, nor can it predict at this stage of the rulemaking proceeding how the Company might be affected by this amendment to the MMS' regulations.

    Additional proposals and proceedings that might affect the oil and gas industry are pending before Congress, the FERC, the MMS, state commissions and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by various agencies will continue indefinitely. Notwithstanding the foregoing, the Company does not anticipate that compliance with existing federal, state and local laws, rules and regulations will have a material or significantly adverse effect upon the capital expenditures, earnings or competitive position of the Company or its subsidiaries. No material portion of Evergreen's business is subject to re-negotiation of profits or termination of contracts or subcontracts at the election of the Federal government.

  STATE REGULATION -- UNITED STATES

    The Company's operations are also subject to regulation at the state and in some cases, county, municipal and local governmental levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. The Company's operations are also subject to various conservation laws and regulations. These include the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements, but does not generally entail rate regulation. These regulatory burdens may affect profitability, and the Company is unable to predict the future cost or impact of complying with such regulations.

  ENVIRONMENTAL MATTERS

    Extensive federal, state and local environmental laws affecting oil and natural gas operations, including those carried on by the Company, regulate the discharge of materials into the environment or otherwise protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial administrative, civil and/or criminal penalties and in some cases injunctive relief for failure to comply. Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose "strict liability" for environmental contamination, rendering a person liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action to prevent pollution from former or suspended operations, such as closure of inactive pits and plugging of abandoned wells. Legislation has been and continues to be proposed in Congress from time to time that would reclassify certain exempt oil and gas exploration and production wastes as "hazardous wastes." This reclassification would make such wastes subject to much more stringent storage, treatment, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant adverse impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at county, municipal and local government levels. These various initiatives could have a similar adverse impact on the Company. The regulatory burden on the oil and natural gas industry increases its cost and risk of doing business and consequently affects its profitability.

    Compliance with these environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company and its subsidiaries. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company. Nevertheless, changes in environmental law have the potential to adversely affect the Company's operations. For example, the U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the hazardous substances released into the environment. Under CERCLA, certain oil and gas materials and products are, by definition, excluded from the term "hazardous substances." At least two federal courts have held that certain wastes associated with the production of crude oil may be classified as hazardous substances under CERCLA. Similarly, under the federal Resource, Conservation and Recovery Act ("RCRA"), which governs the generation and disposal of "hazardous wastes," certain oil and gas materials and wastes are exempt from the definition of "hazardous wastes." This exemption continues to be subject to judicial interpretation and increasingly stringent state regulation. During the normal course of its operations, the Company generates or has generated in the past exempt and non-exempt wastes, including hazardous wastes, that are subject to the RCRA and comparable state statutes. The U.S. Environmental Protection Agency ("EPA") and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

    The Company currently owns or leases, and has in the past owned or leased, several properties that for many years have been used to store and maintain equipment that was regularly used to explore for and produce oil and gas. In particular, current and prior operations of the Company included oil and gas production in the Rocky Mountain states and the portion of the Permian Basin within the State of New Mexico. Although the Company utilized operating and disposal practices that were standard for the industry at the time, hydrocarbons, materials or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have from time to time been operated by third parties whose treatment and disposal or release of hydrocarbons, materials or other wastes was not under the Company's control. These properties and the waste disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination).

    In connection with its coal bed methane gas production, the Company from time to time conducts production enhancement techniques, including various activities designed to fracture the coal bed formation. While production enhancement techniques are performed by the Company in substantial compliance with the requirements set forth by the State of Colorado, neither Colorado nor the EPA regulates this coal bed formation fracturing as a form of underground injection. On August 7, 1997, the U.S. Court of Appeals for the Eleventh Circuit held, in a case brought by a citizens environmental organization, that hydraulic fracturing performed in coal bed methane gas production in Alabama falls within the definition of "underground injection" as defined in the federal Safe Drinking Water Act and, therefore, EPA is required to regulate this activity. As a consequence of this holding, the Eleventh Circuit also granted a petition filed by the plaintiff in the case to review EPA's refusal to initiate proceedings that would withdraw federal approval of Alabama's Underground Injection Control program. It is not known whether EPA will apply the court's ruling in this decision outside of the Eleventh Circuit (Alabama, Georgia, and Florida). Nevertheless, it is possible that hydraulic fracturing of coal beds for methane gas production will become regulated within the United States as a form of underground injection, resulting in the imposition of stricter performance standards (which, if not met, could result in diminished opportunities for methane gas production enhancement) and increased administrative and operating costs for the Company. Management of the Company cannot predict at this time whether regulation of hydraulic fracturing as a form of underground injection will have an adverse material effect on the Company's operations or financial position. However, such regulation is not expected to be any more burdensome to the Company than it would be to other similarly situated companies involved in coal bed methane gas production or tight gas sands production within the United States.

    Also in connection with its coal bed methane gas production, the Company may produce naturally occurring groundwater as a by-product of the production of methane gas. This produced groundwater is either re-injected into the subsurface or stored or disposed of in evaporation ponds or natural collection features located on the surface at or near the well-site pursuant to federal, state and local statutes and regulations. In some cases, the produced groundwater is used for stock watering, agricultural or dust suppression purposes, also pursuant to federal, state and local regulation. The legal and regulatory classification of this produced groundwater under the environmental laws discussed above as well as under the federal Clean Water Act ("CWA"), a strict liability statute, which governs the permitted and unpermitted discharge of "pollutants" to "waters of the United States" is a source of dispute as discussed below and in the section entitled "--Legal Proceedings." Under the CWA and various other state regulations, EPA, the State of Colorado Department of Public Health and the Environment and the Colorado Oil and Gas Conservation Commission each continue to assert administrative and regulatory enforcement authority over the storage and disposal of such produced groundwater. These agencies' classification or characterization of either: (1) such produced groundwater as a "pollutant," or
(2) the storage, use and disposal of such water on the surface as a "discharge to waters of the United

States" could have a significant impact on the regulatory treatment of this groundwater management practice and Evergreen's understanding of its past compliance in connection with the CWA.

    Operations of the Company involve the use of gas fired compressors to transport collected gas, which compressors are subject to federal, state, and local laws, rules and regulations for the control of emissions. The Company has submitted Title V permit applications for its gas fired compressors. The Company is presently in discussions with the permitting and enforcement sections of this state agency regarding the timeliness of these applications even though it has received written notice from the permitting section that such applications were timely made. In any event, the Company believes it can adequately demonstrate that these applications were timely made. The Company believes that it is in substantial compliance with these applicable laws, rules and regulations relating to the control of emissions. The Company has encountered a few exceedances of carbon monoxide during stack testing of certain of its compressors in advance of these compressors becoming operational but does not expect these exceedances to have a material adverse effect on the Company's operations.

    Although the Company maintains insurance against some, but not all, of the risks described above, including insuring the costs of clean-up operations, public liability and physical damage, there is no assurance that such insurance will be adequate to cover all such costs, that such insurance will continue to be available in the future or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on the Company's financial condition and operations.

    The Company's oil and gas operations outside of the United States are potentially subject to similar foreign governmental controls and restrictions pertaining to the environment. The Company believes that compliance with existing requirements of such governmental bodies has not had a material adverse effect on the Company's operations.

    At this time, the Company has no plans to make any material capital expenditures for environmental control facilities.

LEGAL PROCEEDINGS

    On July 13, 1998, Southern Colorado C.U.R.E. filed a lawsuit under the citizen suit provision of the CWA in the U.S. District Court for the District of Colorado against Evergreen Operating Corporation, a subsidiary of the Company ("EOC"), related to EOC's coal bed methane drilling operations in the Raton Basin near Trinidad, Colorado. The Company's gas production produces naturally occurring groundwater as a by-product of its coal bed methane gas production operations. The storage, use and disposal of the produced groundwater in evaporative ponds and natural collection features located on the surface at or near the wellsite, and the legal and regulatory treatment of this practice, underlie the lawsuit. The Company believes the lawsuit to be without merit and responded by filing a motion to dismiss all of Southern Colorado C.U.R.E.'s alleged claims. The motion to dismiss is currently pending before the court, although a magistrate to whom the judge presiding over the matter referred the motion has indicated that she will recommend to the judge that the motion to dismiss be denied with respect to certain of the allegations. EOC is also subject to federal, state and local environmental laws and regulations, and is currently participating with the EPA and the State of Colorado in the investigation of certain practices in connection with these operations. An evaluation of costs of potential liabilities associated with this investigation cannot be reasonably determined at this time. The Company does not expect that the lawsuit or the investigation, or the environmental costs or contingent liabilities of either, if any, will have a material adverse effect on its consolidated financial position or its results of operations. See "--Government Regulation of the Oil and Gas Industry--Environmental Matters."

EMPLOYEES

    At May 15, 1999, the Company had 68 full time employees.

                                   MANAGEMENT

    The executive officers and directors of the Company and their respective positions and ages are set forth below:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Mark S. Sexton.......................................          43   President, Chief Executive Officer and Director
Dennis R. Carlton....................................          48   Senior Vice President Exploration & Operations and
                                                                    Director
Kevin R. Collins.....................................          42   Vice President Finance, Chief Financial Officer and
                                                                    Treasurer
Alain G. Blanchard...................................          58   Director
Larry D. Estridge....................................          55   Director
John J. Ryan III.....................................          71   Director
Scott D. Sheffield...................................          47   Director

    MARK S. SEXTON joined Evergreen in 1989, and initially managed the daily operating activities of EOC, Evergreen's operating subsidiary. Mr. Sexton is a registered professional engineer in Colorado. In 1978 he was awarded a B.S. degree in Mechanical Engineering from Stanford University. He was previously employed in various technical, financial, and management positions with Amoco, Norwest Bank, and Sound Energy Development Company. He resides in Evergreen, Colorado. He has been a director of Evergreen since March 1995.

    DENNIS R. CARLTON joined Evergreen in 1981 and was named a director in March 1995. Mr. Carlton was named Executive Vice President of EOC, Evergreen's operating subsidiary, in 1989, and was named President of EOC in 1995. He received a B.S. in Geology in 1972 and a Masters of Science Degree in Geology in 1975 from Wichita State University. He resides in Littleton, Colorado. Mr. Carlton was also a director of Evergreen from 1985 to 1989.

    KEVIN R. COLLINS joined Evergreen as Vice President and Treasurer in June 1995. He has over 13 years of public accounting experience. Mr. Collins received a B.S. in Business Administration and Accounting from the University of Arizona in 1980, and, before working with Evergreen, was employed by BDO Seidman, LLP, where he was a senior manager. He resides in Littleton, Colorado.

    ALAIN G. BLANCHARD was named director of Evergreen in May 1989. From 1983 until 1988 Mr. Blanchard was an associate and shareholder of the investment firm Laidlaw Adams and Peck. A resident of Cannes, France, he has managed discretionary funds for private and institutional clients for over 20 years and continues to do so. Mr. Blanchard graduated from the University of Paris with a doctorate in economics and a degree in political science.

    LARRY D. ESTRIDGE was named a director of Evergreen in May 1989. He received an A.B. degree from Furman University in 1966 and a J.D. from Harvard University School of Law in 1969. He resides in Greenville, South Carolina, and is a partner in the law firm Womble Carlyle Sandridge & Rice, PLLC. Mr. Estridge joined Womble Carlyle in January 1999. Prior to January 1999, he was a partner with Wyche, Burgess, Freeman & Parham, P.A. from July 1972 through December 31, 1998. He has represented Evergreen and a number of affiliated companies for over 13 years.

    JOHN J. RYAN III was named a director of Evergreen in May 1989. Since 1982 he has been engaged in international tax and investment activities through Corporate Investment Services, of which he is a principal. Mr. Ryan, a resident of Geneva, Switzerland, is also Chairman of Evergreen Resources (U.K.) Ltd., a wholly owned subsidiary of the Company. Mr. Ryan serves as a director of Vail Resorts, Inc., and Converse, Inc.

    SCOTT D. SHEFFIELD was named a director of Evergreen in September 1996. Since April 1985, Mr. Sheffield has served as President and Chief Executive Officer of Pioneer Natural Resources Company, an energy company traded on the New York Stock Exchange, and its predecessor company, Parker & Parsley Petroleum Company. From 1979 to April 1985 he was employed by Parker & Parsley in various engineering positions, including serving from 1981-1985 as Vice President of Engineering. Mr. Sheffield obtained a Bachelor of Science Degree in Petroleum Engineering from the University of Texas in 1975. He resides in Dallas, Texas.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Evergreen's common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair the Company's ability to raise capital through the sale of equity securities. After this offering, 14,002,009 shares of common stock will be outstanding (14,414,509 shares if the underwriters exercise their over-allotment option in full). The 2,750,000 shares sold in this offering (3,162,500 shares if the underwriters exercise their over-allotment option) will be freely tradeable without restriction under the Securities Act, except for any shares purchased by "affiliates" of the Company as defined in Rule 144 under the Securities Act. Of the remaining shares to be outstanding after this offering, approximately 3,790,425 shares are "restricted securities" within the meaning of Rule 144, or are held by affiliates of the Company, and in each case generally may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from regulation, such as the exemption provided by Rule 144.

    Evergreen's officers and directors and certain shareholders have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 120 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. See "Underwriting." Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the conditions and restrictions of Rule 144 as described below.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, which has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about the Company. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

WARRANTS AND OPTIONS

    As of the date of this prospectus supplement, the Company had outstanding options and warrants to purchase a total of 1,357,255 shares of common stock. Of this total, unexercised warrants covering 167,029 shares having an exercise price of $6.90 per share and which expire October 22, 2001 were issued to the underwriters who participated in the Company's public offering of common stock in October 1996. Additional unexercised warrants covering 244,586 shares are held by Energy Investors Fund II, LP, of which 94,586 are exercisable at $7.80 per share and 150,000 are exercisable at $7.00 per share, and all of which expire on December 1, 2001. The Company's outstanding options also include options covering 805,640 shares granted to its executive officers and directors, of which 392,140 are exercisable. These vested and unvested options are exercisable at prices ranging from $4.25 to $14.625 per share and expire between December 22, 2000 and January 2, 2008. Options covering 140,000 shares have been issued to Company employees pursuant to the Company's Initial Stock Option Plan. These options are exercisable at prices ranging from $8.75 to $14.625 per share and expire between December 22, 2000 and January 1, 2009.

REGISTRATION RIGHTS AGREEMENTS

    Certain shareholders of the Company have registration rights with respect to shares of the Company's common stock that they hold.

    The Company granted registration rights in connection with the issuance of 450,000 shares of common stock in December 1998. The Company issued these shares as consideration for the Company's purchase of certain properties in the Raton Basin. The Company agreed to use commercially reasonable efforts to effect the registration of such shares in connection with any future firm commitment underwriting, subject to certain limitations.

    The Company granted registration rights in connection with the issuance of its 8% Convertible Preferred Stock, all of which was converted on November 1, 1997 into 905,660 shares of Common Stock. Such holders have the right to one demand registration right (and in certain cases an additional demand right) and unlimited piggyback rights.

    In connection with the issuance of common stock in October 1996, the Company entered into a registration rights agreement which required that the Company file a registration statement in 1997 and keep it continuously effective for a five-year period with respect to the 200,000 shares of common stock issuable pursuant to warrants granted to the underwriters for that issuance. This registration statement has been filed and is effective.

    The Company granted certain registration rights in connection with the issuance of an aggregate of 1,162,266 shares of Common Stock issued to Energy Investors Fund I, L.P., Energy Investors Fund II, L.P. and Powerbridge, Inc. (the "EIF/Powerbridge Shareholders") issued under acquisition agreements executed in August 1996. The EIF/Powerbridge Shareholders have exercised these registration rights, and such shares have been registered for resale.

    All shareholders with registration rights have waived such rights in connection with this offering.

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, A.G. Edwards & Sons, Inc., Howard, Weil, Labouisse, Friedrichs Incorporated and Hanifen, Imhoff Inc. are acting as representatives. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus supplement, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                                                         NUMBER
     UNDERWRITERS                                                                                      OF SHARES
-----------------------------------------------------------------------------------------------------  ----------
Prudential Securities Incorporated ..................................................................   1,265,000
A.G. Edwards & Sons, Inc. ...........................................................................     506,000
Howard, Weil, Labouisse, Friedrichs Incorporated ....................................................     506,000
Hanifen, Imhoff Inc. ................................................................................     253,000
Bear, Stearns & Co. Inc. ............................................................................     110,000
Brean Murray & Co., Inc. ............................................................................      55,000
Ladenburg Thalmann & Co. Inc. .......................................................................      55,000
                                                                                                       ----------
    Total............................................................................................   2,750,000
                                                                                                       ----------
                                                                                                       ----------

    The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus supplement, an over-allotment option to purchase up to 412,500 additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

    The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession not in excess of $0.70 per share and such dealers may reallow a concession not in excess of $0.10 per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions.

    We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                                                        TOTAL FEES
                                                                       --------------------------------------------
                                                            FEE PER     WITHOUT EXERCISE OF     FULL EXERCISE OF
                                                             SHARE     OVER-ALLOTMENT OPTION  OVER-ALLOTMENT OPTION
                                                          -----------  ---------------------  ---------------------
Fees paid by us.........................................   $    1.21      $     3,327,500        $     3,826,625

    In addition, we estimate that we will spend approximately $575,000 in expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

    We, our officers and directors, and certain shareholders of Evergreen have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 120 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

    Prudential Securities, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

    - Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment option.

    - Stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

    - Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

    Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Also and prior to the pricing of the shares, and until such time when a stabilizing bid may have been made, some of the underwriters who are market makers in the shares may make bids for or purchases of shares subject to certain restrictions, known as passive market making activities.

    Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

    - the Public Offers of Securities Regulations 1995,

    - the Financial Services Act 1986, and

    - the Financial Services Act 1986, (Investment Advertisement) (Exemptions) Order 1996 (as amended).

    A director and shareholder of Evergreen is purchasing 140,000 shares in this offering.

                                 LEGAL MATTERS

    Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado has provided the Company with a legal opinion on the validity of the common stock offered by this prospectus supplement. Certain other matters will be passed upon for the Company by Womble Carlyle Sandridge & Rice, PLLC, Washington, D.C. Certain matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements included in this prospectus supplement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report included herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

    The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, included in this prospectus supplement have been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

    The estimated reserve evaluations and related calculations of Resource Services International, Inc., independent petroleum engineering consultants, included in this prospectus supplement have been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

    The following are definitions of terms commonly used in the oil and natural gas industry and this document.

    Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 (degrees) Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that one barrel of oil is referred to as six Mcf of natural gas equivalent or "Mcfe." As used in this document, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "Btu" means British Thermal Unit, or the quantity of heat required to raise the temperature of one pound of water by one Degree Fahrenheit, "MBbl" means thousand barrels, "Mcfe" means thousand cubic feet equivalent, "Bcfe" means billion cubic feet equivalent, "MMcfe" means million cubic feet equivalent, and "MMBtu" means million British thermal units.

    CAPITAL EXPENDITURES. Costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; other miscellaneous capital expenditures; compression equipment and pipeline costs.

    DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    DEVELOPMENT WELL. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

    EXPLORATORY WELL. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

    FINDING AND DEVELOPMENT COST. The total capital expenditures, including acquisition costs, and exploration and abandonment costs, for oil and natural gas activities divided by the amount of proved reserves added in the specified period.

    GOB GAS. Gob gas is methane gas that has collected in abandoned underground coal mines.

    GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which the Company has a working interest.

    LOE. Lease operating expenses, which includes, among other things, extraction costs and production and property taxes.

    OPERATOR. The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

    PRESENT VALUE OF FUTURE NET REVENUES OR PV-10. The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

    RECOMPLETION. The completion of an existing well for production from a formation that exists behind the casing of the well.

    RESERVES. Natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

    UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether or not such acreage contains proved reserves.

    WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

                         INDEX TO FINANCIAL STATEMENTS
       FINANCIAL STATEMENTS OF EVERGREEN RESOURCES, INC. AND SUBSIDIARIES

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Certified Public Accountants.........................................................         F-2

Consolidated Balance Sheets, March 31, 1999 (Unaudited), December 31, 1998 and 1997........................         F-3

Consolidated Statements of Income for the Three Months Ended March 31, 1999 and 1998 (Unaudited), the Years
  Ended December 31, 1998 and 1997 and the Nine Months Ended December 31, 1996.............................         F-4

Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31, 1999 (Unaudited), the
  Years Ended December 31, 1998 and 1997 and the Nine Months Ended December 31, 1996.......................         F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1999 and 1998 (Unaudited), the
  Years Ended December 31, 1998 and 1997 and the Nine Months Ended December 31, 1996.......................         F-6

Consolidated Statements of Comprehensive Income for the Three Months Ended March 31, 1999 and 1998
  (Unaudited), the Years Ended December 31, 1998 and 1997 and the Nine Months Ended December 31, 1996......         F-7

Notes to Consolidated Financial Statements.................................................................         F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors

Evergreen Resources, Inc.

Denver, Colorado

    We have audited the accompanying consolidated balance sheets of Evergreen Resources, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, cash flows, and comprehensive income for years ended December 31, 1998 and 1997, and the nine month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Resources, Inc. and subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, and the nine month period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Denver, Colorado

February 18, 1999

                           EVERGREEN RESOURCES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                     MARCH 31,             DECEMBER 31,
                                                                   --------------  -----------------------------
                                                                        1999            1998           1997
                                                                   --------------  --------------  -------------
                                                                    (UNAUDITED)
                                                     ASSETS

Current:
  Cash and cash equivalents......................................  $    2,138,923  $    1,333,733  $   2,103,168
  Accounts receivable (Note 2)...................................       5,838,455       4,728,722      3,610,448
  Other current assets...........................................         530,653         295,011        321,764
                                                                   --------------  --------------  -------------
    Total current assets.........................................       8,508,031       6,357,466      6,035,380
Property and equipment, at cost (Notes 3, 4, 5, and 16):
  based on the full cost method of accounting for oil and gas
    properties...................................................     160,145,080     147,176,068     92,125,584
  Less accumulated depreciation, depletion and amortization......      20,644,437      19,400,469     15,361,174
                                                                   --------------  --------------  -------------
  Net property and equipment.....................................     139,500,643     127,775,599     76,764,410
Designated cash (Note 6).........................................       1,918,780       2,781,716      2,142,883
Other assets (Note 14)...........................................       1,894,727       2,711,536      2,362,829
                                                                   --------------  --------------  -------------
                                                                   $  151,822,181  $  139,626,317  $  87,305,502
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................................  $      693,818  $    1,240,110  $   1,645,467
  Amounts payable to oil and gas property owners.................       1,382,601       2,947,345      2,968,827
  Accrued expenses and other.....................................         924,644       1,515,427        478,252
  Current portion -- capital lease (Note 5)......................       1,097,785       1,122,499      1,061,090
                                                                   --------------  --------------  -------------
    Total current liabilities....................................       4,098,848       6,825,381      6,153,636

Production taxes payable (Note 6)................................       1,918,780       2,781,716      2,142,883
Note payable (Note 4)............................................      57,755,769      44,138,700     10,812,000
Obligations under capital lease, less current
 portion (Note 5)................................................       2,556,975       2,906,374      4,028,872
Deferred income taxes (Note 7)...................................       3,925,900       3,295,000         16,000
                                                                   --------------  --------------  -------------
    Total liabilities............................................      70,256,272      59,947,171     23,153,391
                                                                   --------------  --------------  -------------

Commitments and contingencies (Notes 3, 4, 5 and 13)

Stockholders' equity (Notes 8, 9 and 10):
  Common stock, $.01 stated value; shares authorized, 50,000,000;
    shares issued and outstanding 11,238,646, 11,142,613 and
    10,395,266...................................................         112,386         111,426        103,953
  Additional paid-in capital.....................................      79,567,179      78,379,816     67,948,743
  Retained earnings (deficit)....................................       2,064,421       1,077,582     (4,134,705)
  Foreign currency translation adjustment........................        (178,077)        110,322        234,120
                                                                   --------------  --------------  -------------
    Total stockholders' equity...................................      81,565,909      79,679,146     64,152,111
                                                                   --------------  --------------  -------------
                                                                   $  151,822,181  $  139,626,317  $  87,305,502
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------

          See accompanying notes to consolidated financial statements.

                           EVERGREEN RESOURCES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                     THREE MONTHS                                    NINE MONTHS
                                                        ENDED                   YEARS ENDED             ENDED
                                                      MARCH 31,                 DECEMBER 31,         DECEMBER 31,
                                               ------------------------  --------------------------  ------------
                                                  1999         1998          1998          1997          1996
                                               -----------  -----------  ------------  ------------  ------------
                                                     (UNAUDITED)
Revenues:
  Natural gas revenues (Note 11).............  $ 4,572,196  $ 4,312,415  $ 19,062,968  $ 12,137,869   $3,502,385
  Interest and other.........................       51,022       44,900       178,327       136,532      180,474
                                               -----------  -----------  ------------  ------------  ------------

Total revenues...............................    4,623,218    4,357,315    19,241,295    12,274,401    3,682,859

Expenses:
  Lease operating expense....................    1,200,546      554,357     3,356,412     2,007,388      700,875
  Depreciation, depletion and amortization...    1,160,864      842,835     3,860,128     2,793,946      965,794
  General and administrative expenses........      595,604      401,578     1,932,865     1,286,287      580,898
  Interest expense...........................      789,722      343,873     1,869,743       777,373      192,685
  Other......................................           --       38,150       286,260       258,511      127,672
                                               -----------  -----------  ------------  ------------  ------------

Total expenses...............................    3,746,736    2,180,793    11,305,408     7,123,505    2,567,924
                                               -----------  -----------  ------------  ------------  ------------

Income from continuing operations before
  income taxes...............................      876,482    2,176,522     7,935,887     5,150,896    1,114,935

Income tax provision -- deferred (Note 7)....      341,800      838,350     3,063,300            --           --
                                               -----------  -----------  ------------  ------------  ------------
Income from continuing operations............      534,682    1,338,172     4,872,587     5,150,896    1,114,935
Discontinued operations (Note 14)
  Gain from disposal of discontinued
    operations, net..........................      452,157           --            --            --           --
  Equity in earnings of discontinued
    operations, net..........................           --       61,740       339,700       313,179           --
                                               -----------  -----------  ------------  ------------  ------------

Net income...................................      986,839    1,399,912     5,212,287     5,464,075    1,114,935

Preferred stock dividends (Notes 8 and 9)....           --           --            --       400,000      440,000
                                               -----------  -----------  ------------  ------------  ------------

Net income attributable to common stock......  $   986,839  $ 1,399,912  $  5,212,287  $  5,064,075   $  674,935
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

BASIC INCOME PER COMMON SHARE:
  From continuing operations.................  $      0.05  $      0.13  $       0.47  $       0.50   $     0.10
  From discontinued operations...............         0.04           --          0.03          0.03           --
                                               -----------  -----------  ------------  ------------  ------------
Basic income per common share................  $      0.09  $      0.13  $       0.50  $       0.53   $     0.10
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

DILUTED INCOME PER COMMON SHARE:
  From continuing operations.................  $      0.04  $      0.12  $       0.44  $       0.48   $     0.10
  From discontinued operations...............         0.04           --          0.03          0.03           --
                                               -----------  -----------  ------------  ------------  ------------
Diluted income per common share..............  $      0.08  $      0.12  $       0.47  $       0.51   $     0.10
                                               -----------  -----------  ------------  ------------  ------------
                                               -----------  -----------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                           EVERGREEN RESOURCES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED), THE
                   YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
                    THE NINE MONTHS ENDED DECEMBER 31, 1996

                                                     COMMON STOCK                                   FOREIGN
                                                  $.01 STATED VALUE     ADDITIONAL    RETAINED     CURRENCY       TOTAL
                                                ----------------------    PAID-IN     EARNINGS    TRANSLATION  STOCKHOLDERS'
                                                  SHARES      AMOUNT      CAPITAL     (DEFICIT)   ADJUSTMENT      EQUITY
                                                -----------  ---------  -----------  -----------  -----------  ------------
Balance April 1, 1996.........................  $ 5,899,736  $  58,998  $41,822,026  $(9,873,715) $  (418,472)  $31,588,837

Issuance of common stock pursuant to public
  offering (Note 9)...........................    2,000,000     20,000   10,226,780           --           --   10,246,780

Issuance of common stock for acquisition of
  PBI and limited partnership interests (Note
  9)..........................................    1,162,266     11,623    7,688,377           --           --    7,700,000
Issuance of common stock in exchange for
  redeemable preferred stock (Note 8).........      230,770      2,308    1,497,692           --           --    1,500,000
Issuance of common stock for preferred stock
  dividend payment (Note 8)...................        3,077        307       19,693           --           --       20,000
Common stock issued to ESOP (Note 13).........       10,000        100       28,700           --           --       28,800
Issuance of common stock for services (Note
  9)..........................................       30,000        300       86,100           --           --       86,400
Other.........................................          471         --           --           --           --           --
Preferred stock dividends.....................           --         --           --     (440,000)                 (440,000)
Foreign currency translation..................           --         --           --           --      517,756      517,756
Net income....................................           --         --           --    1,114,935           --    1,114,935
                                                -----------  ---------  -----------  -----------  -----------  ------------

Balance, December 31, 1996....................    9,336,320     93,636   61,369,368   (9,198,780)      99,284   52,363,508

Issuance of common stock in exchange for
  redeemable preferred stock (Note 8).........      905,660      9,057    5,973,443           --           --    5,982,500
Issuance of common stock for services (Note
  9)..........................................       63,940        639      239,226           --           --      239,865
Exercise of stock purchase warrants (Note
  9)..........................................       89,346        621      366,706           --           --      367,327
Preferred stock dividends.....................           --         --           --     (400,000)          --     (400,000)
Foreign currency translation..................           --         --           --           --      134,836      134,836
Net income....................................           --         --           --    5,464,075           --    5,464,075
                                                -----------  ---------  -----------  -----------  -----------  ------------

Balance December 31, 1997.....................   10,395,266    103,953   67,948,743   (4,134,705)     234,120   64,152,111

Issuance of common stock for services (Note
  9)..........................................       14,620        146      189,914           --           --      190,060
Exercise of stock purchase warrants (Note
  9)..........................................      276,555      2,766    2,181,515           --           --    2,184,281
Issuance of common stock for property
  interests (Note 9)..........................      450,000      4,500    7,495,500           --           --    7,500,000
Warrants issued (Note 10).....................           --         --      478,764           --           --      478,764
Issuances of common stock for acquisitions and
  other.......................................        6,172         61       85,380           --           --       85,441
Foreign currency translation..................           --         --           --           --     (123,798)    (123,798)
Net income....................................           --         --           --    5,212,287           --    5,212,287
                                                -----------  ---------  -----------  -----------  -----------  ------------

Balance, December 31, 1998....................  $11,142,613  $ 111,426  $78,379,816  $ 1,077,582  $   110,322   $79,679,146

Issuance of common stock for services
  (unaudited) (Note 9)........................       40,843        408      606,020           --           --      606,428
Exercise of stock purchase warrants
  (unaudited) (Note 9)........................       40,000        400      341,495           --           --      341,895
Issuance of common stock for property
  interests (unaudited) (Note 9)..............       15,190        152      239,848           --           --      240,000
Foreign currency translation (unaudited)......           --         --           --           --     (288,399)    (288,399)
Net income (unaudited)........................           --         --           --      986,839           --      986,839
                                                -----------  ---------  -----------  -----------  -----------  ------------

Balance, March 31, 1999 (unaudited)...........  $11,238,646  $ 112,386  $79,567,179  $ 2,064,421  $  (178,077)  $81,565,909
                                                -----------  ---------  -----------  -----------  -----------  ------------
                                                -----------  ---------  -----------  -----------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                           EVERGREEN RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS                                    NINE MONTHS
                                                                 ENDED                   YEARS ENDED             ENDED
                                                               MARCH 31,                 DECEMBER 31,         DECEMBER 31,
                                                        ------------------------  --------------------------  ------------
                                                            1999         1998         1998          1997          1996
                                                        ------------  ----------  ------------  ------------  ------------
                                                              (UNAUDITED)
Operating activities:
Net income............................................  $    986,839  $1,399,912  $  5,212,287  $  5,464,075   $1,114,935
Adjustments to reconcile net income to cash provided
  by operating activities:
    Depreciation, depletion and amortization..........     1,229,704     891,018     4,185,975     2,793,946      965,794
    Deferred income taxes.............................       341,800     838,350     3,063,300            --           --
    Gain on disposal of discontinued operations,
      net.............................................      (452,157)         --            --            --           --
    Equity in earnings of discontinued operations,
      net.............................................            --     (61,740)     (339,700)     (313,179)          --
    Other.............................................       128,074      88,638       401,215       184,463       86,400
    Changes in operating assets and liabilities:
      Accounts receivable.............................     1,124,855    (400,734)   (1,118,334)   (1,120,476)    (184,957)
      Other current assets............................      (167,068)    (91,912)      105,404      (207,784)      82,712
      Accounts payable................................      (541,604)    450,466       690,642      (422,188)    (645,908)
      Accrued expenses and other......................      (474,895)    235,791       (53,641)       78,505      105,012
                                                        ------------  ----------  ------------  ------------  ------------

Net cash provided by operating activities.............     2,175,548   3,349,789    12,147,148     6,457,362    1,523,988
                                                        ------------  ----------  ------------  ------------  ------------

Cash flow from investing activities:
    Investment in property and equipment..............   (12,849,175) (7,146,861)  (46,959,541)  (18,603,065)  (8,342,545)
    Proceeds from sale of oil and gas assets..........            --          --            --            --      420,549
    Designated cash...................................       862,936    (283,436)     (638,833)     (649,769)    (723,038)
    Change in production taxes payable................      (862,936)    283,436       638,833       649,769      723,038
    Increase in other assets..........................      (555,758)    (11,061)     (242,915)     (656,097)    (636,868)
                                                        ------------  ----------  ------------  ------------  ------------

Net cash used in investing activities.................   (13,404,933) (7,157,922)  (47,202,456)  (19,259,162)  (8,558,864)
                                                        ------------  ----------  ------------  ------------  ------------

Cash flow from financing activities:
    Net proceeds from notes payable and long-term
      debt............................................    13,617,069   4,437,000    33,326,700    11,189,120           --
    Principal payments on long-term debt..............            --          --            --            --   (3,596,000)
    Principal payments on capital lease obligations...      (374,142)   (256,909)   (1,061,089)     (636,875)    (118,705)
    Proceeds from issuance of common stock, net.......       341,473     374,784     2,158,193       348,982   10,246,780
    Dividends paid on preferred stock.................            --                        --      (400,000)    (420,000)
    Debt issue costs..................................            --          --      (142,488)     (148,515)     (79,149)
    Cash held from operating oil and gas properties...    (1,564,744)   (365,397)      (21,482)    1,900,295      (54,933)
                                                        ------------  ----------  ------------  ------------  ------------

Net cash provided in financing activities.............    12,019,656   4,189,478    34,259,834    12,253,007    5,977,993
                                                        ------------  ----------  ------------  ------------  ------------

Effect of exchange rate changes on cash...............        14,919       9,378        26,039        11,661       (5,328)
                                                        ------------  ----------  ------------  ------------  ------------

Increase (Decrease) in cash and cash equivalents......       805,190     390,723      (769,435)     (537,132)  (1,062,211)

Cash and cash equivalents, beginning of period........     1,333,733   2,103,168     2,103,168     2,640,300    3,702,511
                                                        ------------  ----------  ------------  ------------  ------------

Cash and cash equivalents, end of period..............  $  2,138,923  $2,493,891  $  1,333,733  $  2,103,168   $2,640,300
                                                        ------------  ----------  ------------  ------------  ------------
                                                        ------------  ----------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                           EVERGREEN RESOURCES, INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                    THREE MONTHS                                     NINE MONTHS
                                                        ENDED                   YEARS ENDED             ENDED
                                                      MARCH 31,                 DECEMBER 31,         DECEMBER 31,
                                              -------------------------  --------------------------  ------------
                                                 1999          1998          1998          1997          1996
                                              -----------  ------------  ------------  ------------  ------------
                                                     (UNAUDITED)
Net income..................................  $   986,839  $  1,399,912  $  5,212,287  $  5,464,075   $1,114,935

Foreign currency translation adjustments....     (288,399)       62,282      (123,798)      134,836      517,756
                                              -----------  ------------  ------------  ------------  ------------

Comprehensive income........................  $   698,440  $  1,462,194  $  5,088,489  $  5,598,911   $1,632,691
                                              -----------  ------------  ------------  ------------  ------------
                                              -----------  ------------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                           EVERGREEN RESOURCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(1) SUMMARY OF ACCOUNTING POLICIES

BUSINESS

    Evergreen Resources, Inc. ("Evergreen" or the "Company") is an independent energy company engaged in the exploration, development, production and acquisition of oil and gas properties. Evergreen's primary focus is on developing coalbed methane properties located on approximately 200,000 gross acres in the Raton Basin in southern Colorado. The Company also holds exploration licenses on approximately 500,000 acres onshore in the United Kingdom and an oil and gas exploration contract on approximately 2.4 million acres in northern Chile.

CONSOLIDATION

    The financial statements include the accounts of Evergreen and its wholly-owned subsidiaries Evergreen Well Service Company ("EWS"), Evergreen Operating Corporation ("EOC"), Evergreen Resources (UK) Ltd., Powerbridge, Inc., and Primero Gas Marketing Company ("Primero").

    The companies are engaged in the operation, acquisition, exploration and development of oil and gas properties and also the marketing of natural gas. All significant intercompany balances and transactions have been eliminated in consolidation.

    The Company has a 40% ownership in Argos Evergreen Limited ("AEL"), a Falkland Islands Company which holds a 5% interest in Tranche A in the Falkland Islands Basin. This investment is accounted for by the equity method of accounting. Effective February 1999, the Company sold its 49% interest in Maverick Stimulation Company, LLC ("Maverick") which had previously been accounted for using the equity method of accounting. See Note 14 for further discussion.

CHANGE IN FISCAL YEAR

    Effective with the period ended December 31, 1996, the Company elected to begin utilizing a December 31 year end. Therefore, the period ended December 31, 1996 represents a nine month short period and the years ended December 31, 1998 and 1997 represent twelve month periods.

FINANCIAL INSTRUMENTS

    The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents. The Company's cash equivalents are cash investment funds which are placed with a major financial institution.

    The Company manages and controls market and credit risk through established formal internal control procedures which are reviewed on an ongoing basis. The Company attempts to minimize credit risk exposure to purchasers of the Company's natural gas through formal credit policies, monitoring procedures and letters of credit.

    Unless otherwise specified, the Company believes the book value of the financial instruments approximates their fair value.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(1) SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
USES OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows (see supplemental oil and gas disclosures).

PROPERTY AND EQUIPMENT

    The Company follows the full-cost method of accounting for oil and gas properties. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Such capitalized costs include lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities. Evergreen capitalized $710,800, $542,200 and $243,600 of internal costs in 1998, 1997 and 1996. Costs associated with production and general corporate activities are expensed in the period incurred. Interest costs related to unproved properties and properties under development are also capitalized to oil and gas properties. If the net investment in oil and gas properties exceeds an amount equal to the sum of (1) the standardized measure of discounted future net cash flows from proved reserves (see Note 16), and (2) the lower of cost or fair market value of properties in process of development and unexplored acreage, the excess is charged to expense as additional depletion. Normal dispositions of oil and gas properties are accounted for as adjustments of capitalized costs, with no gain or loss recognized.

    Depreciation and depletion of proved oil and gas properties is computed on the units-of-production method based upon estimates of proved reserves with oil and gas being converted to a common unit of measure based on their relative energy content. Unproved oil and gas properties, including any related capitalized interest expense, are not amortized, but are assessed for impairment either individually or on an aggregated basis.

    The costs of certain unevaluated leasehold acreage, wells drilled and international concession rights are not being amortized. Costs not being amortized are periodically assessed for possible impairments or reductions in value. If a reduction in value has occurred, costs being amortized are increased or a charge is made against earnings for those international operations where a reserve base is not yet established.

    Gas gathering and support equipment are stated at cost. Depreciation and amortization for the Raton Basin gas gathering system is computed on the units-of-production method based upon total reserves of the field. Certain gas gathering system components and other support equipment are depreciated using the straight-line method over the estimated useful lives of the assets of 3 to 15 years.

    The Company applies Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets." Under SFAS No. 121, long-lived assets and certain intangibles are reported at the lower of the carrying amount or their estimated recoverable amounts.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(1) SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
AMOUNTS PAYABLE TO OIL AND GAS PROPERTY OWNERS

    Amounts payable to oil and gas property owners consist of cash calls from working interest owners to pay for development costs of properties being currently developed, production revenue that the Company, as operator, is collecting and distributing to revenue interest owners and production revenue taxes that the Company, as operator, has withheld for timely payment to the tax agencies.

INCOME TAXES

    The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences. Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

ENVIRONMENTAL MATTERS

    Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations and have no future economic benefit are expensed. Liabilities for future expenditures of a noncapital nature are recorded when future environmental expenditures and/or remediation is deemed probable, and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses are reported net of amounts allocated to working interest owners of the oil and gas properties operated by Evergreen, net amounts charged for administrative and overhead costs, and net of amounts capitalized pursuant to the full cost method of accounting.

NET INCOME PER SHARE

    The Company applies SFAS No. 128, "Earnings Per Share" for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

MARKET RISK

    The Company measures its exposure to market risk at any point in time by comparing the open positions to a market risk of fair value. The market prices the Company uses to determine fair value

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(1) SUMMARY OF ACCOUNTING POLICIES (CONTINUED) are based on management's best estimates, which consider various factors including: Closing exchange prices, volatility factors and the time value of money. At March 31, 1999, the Company was exposed to some market risk through interest rates on its long term debt, foreign currency and natural gas prices. At March 31, 1999, the Company's exposure to market risk was not considered significant.

HEDGING TRANSACTIONS

    The Company enters into contractual obligations that require future physical delivery of its natural gas production to attempt to manage price risk with regard to a portion of its natural gas production. The Company identifies minimum internal price targets and, assuming other market conditions are deemed favorable, the Company will enter in hedging contracts to manage price risk.

STOCK OPTIONS

    The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted in situations where the option price is less than the market price of the underlying common stock on the date of grant.

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation are included in stockholders' equity.

RECLASSIFICATIONS

    Certain items included in prior years' financial statements have been reclassified to conform to current year presentation.

COMPREHENSIVE INCOME

    During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The implementation of SFAS No. 130 required comparative information for earlier years to be restated. The Company has elected to report comprehensive income in a consolidated statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(1) SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
DEFERRED OFFERING COSTS

    Costs incurred in connection with the Company's anticipated public offering are deferred and will be charged against stockholders' equity upon the successful completion of the offering or charged to expense if the offering is not consumated.

UNAUDITED PERIODS

    The financial information with respect to the three months ended March 31, 1999 and 1998 is unaudited. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the Company's financial position as of March 31, 1999 and the results of its operations and cash flows for the three months then ended. Management believes all such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of results to be expected for a full year.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management believes the adoption of this statement will not have a material impact on the Company's financial statements.

(2) ACCOUNTS RECEIVABLE

    The components of accounts receivable include the following:

                                                                 MARCH 31,           DECEMBER 31,
                                                                ------------  --------------------------
                                                                    1999          1998          1997
                                                                ------------  ------------  ------------
                                                                (UNAUDITED)
Natural gas sales.............................................  $  2,370,643  $  3,364,975  $  2,298,861
Joint interest billings.......................................     1,209,312     1,363,747     1,311,587
Sale of investment in Maverick (Note 14)......................     2,258,500            --            --
                                                                ------------  ------------  ------------
                                                                $  5,838,455  $  4,728,722  $  3,610,448
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(3) PROPERTY AND EQUIPMENT

    Property and equipment includes the following:

                                                                     MARCH 31,             DECEMBER 31,
                                                                   --------------  -----------------------------
                                                                        1999            1998           1997
                                                                   --------------  --------------  -------------
                                                                    (UNAUDITED)
Oil and Gas Properties:
  Proved oil and gas properties..................................  $   84,864,033  $   79,302,588  $  58,937,182
  Unevaluated properties not subject to amortization.............      26,016,027      25,567,370      9,700,838
  Accumulated depreciation, depletion and amortization...........     (17,135,242)    (16,348,102)   (13,668,286)
                                                                   --------------  --------------  -------------
Net oil and gas properties.......................................      93,744,818      88,521,856     54,969,734
Gas gathering equipment..........................................      33,051,444      31,364,608     20,801,818
Construction in progress.........................................      14,288,253       9,227,117      1,685,813
Support equipment................................................       1,925,325       1,714,385        999,933
Accumulated depreciation and amortization........................      (3,509,197)     (3,052,367)    (1,692,888)
                                                                   --------------  --------------  -------------
Net other property and equipment.................................      45,755,825      39,253,743     21,794,676
                                                                   --------------  --------------  -------------
Property and equipment, net of accumulated depreciation,
  depletion and amortization.....................................  $  139,500,643  $  127,775,599  $  76,764,410
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------

    Oil and gas property costs of $25,567,400 were not being amortized at December 31, 1998. These costs consisted of $14,947,500 for domestic properties, $8,504,700 for the United Kingdom ("U.K."), $1,520,200 for the Falkland Islands and $595,000 for Chile. The Company will classify the unevaluated costs for the U.K., Falkland Islands and Chile as evaluated costs when future development of the Current Licenses determines the viability of the underlying reserves. The Company anticipates that substantially all of the unevaluated costs related to domestic properties will be classified as evaluated costs within the next three to five years.

    On July 2, 1998, Evergreen completed the acquisition of approximately 27,000 acres in the Raton Basin and 28 existing wells and related gathering facilities for cash of $13 million. Effective December 31, 1998, the Company acquired an additional 41,000 gross acres in the Raton Basin and 17 producing wells for stock valued at $7.5 million, the assumption of $750,000 in debt and $250,000 in cash. The aggregate amount of the purchase price allocated to proved properties was $9 million, unproved properties was $11.6 million and gas gathering equipment $1 million.

    The Company is in the process of developing properties in the U.K. and is unable to prepare reserve information in this area. In 1997, under a new onshore licensing regime implemented by the U.K. Department of Trade and Industry, Evergreen converted its Original Licenses to new onshore Licenses, called Petroleum Exploration and Development Licenses (the "Current Licenses"). In connection with such conversion, the Company relinquished rights to approximately 259,000 acres, which were not considered highly prospective for coalbed methane development. Under the Current Licenses, the Company retains approximately 377,000 acres, which were high-graded for coalbed methane and conventional hydrocarbon potential. Subsequent to year-end, the Company acquired an additional 136,000 acres. The total acreage in the U.K. is approximately 513,000 acres. The Current Licenses provide up to a 30 year term with optional periodic relinquishment of portions of the license, subject to future

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(3) PROPERTY AND EQUIPMENT (CONTINUED)
development plans. There are no royalties or burdens encumbering these Current Licenses. Work commitments for acreage retained will include remote sensing studies, additional seismic studies and the drilling of three wells in 1999. Work commitments on the Current Licenses have been fulfilled through 1998 as a result of ERI's prior U.K. activity. The Company has completed a new seismic program to identify a new seven-well drilling project. The drilling project is scheduled for mid to late 1999.

    Evergreen has a net 2% interest in a Falkland Islands consortium, which has drilled two wells in the North Falklands Basin. Both wells have been plugged and abandoned as dry holes with oil shows. The abandonment of the wells completes the initial drilling campaign on Tranche A. The two wells on Tranche A have established good source rocks and potential reservoir rocks. The consortium will assess the data gathered from the two wells to determine the future strategy for the acreage. See Note 13 regarding the Chilean oil and gas exploration contract.

    Included in construction in progress at March 31, 1999, are costs for a new compressor station, gas gathering laterals, costs for well equipment and well service equipment. The Company estimates that it will spend an additional $2.0 million to complete these projects.

(4) FINANCING AGREEMENT

    Effective March 1, 1999, the Company increased it revolving line of credit from $50 million to $75 million with a bank group consisting of Hibernia National Bank, as agent, Chase Bank of Texas and Paribas (the "Banks"). The line is available through June 2001. Advances pursuant to this line of credit are limited to a borrowing base, which is presently $75 million. At the Company's election, it may use either the London interbank offered rate ("Libor") plus a margin of 1.38% to 1.75% or the prime rate plus a margin of 0% to .25%, with margins on both rates determined on the average outstanding borrowings under the credit facility. The Company's average interest rate at March 31, 1999 and December 31, 1998, was 7.28% and 6.87%. The borrowing base is redetermined semi-annually by the Banks based upon reserve evaluations of the Company's oil and gas properties. The current borrowing base is less than the total borrowing base that could have been requested under the terms of the agreement. An average annual facility fee of .375% is charged quarterly for any unused portion of the credit line. The agreement is collateralized by oil and gas properties and also contains certain net worth and ratio requirements. At December 31, 1998 and 1997, and March 31, 1999, $44,138,700, $10,812,000 and $57,755,800 was
outstanding under the line of credit.

(5) CAPITAL LEASE OBLIGATIONS

    The Company has capital equipment leases with a bank with interest at 8.5% at December 31, 1998 for a term of five years, including options to purchase the equipment at a nominal amount at the end of the lease term. The Company primarily leases compressors for the Raton Basin gas gathering system and other related production equipment.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(5) CAPITAL LEASE OBLIGATIONS (CONTINUED)

    Future minimum lease payments at December 31, 1998 are as follows:

Years ending December 31:
    1999.....................................................  $1,453,000
    2000.....................................................  1,453,000
    2001.....................................................  1,264,000
    2002.....................................................    461,000
                                                               ---------
Total future minimum lease payments..........................  4,631,000
Less amount representing interest............................    602,100
                                                               ---------
Present value of minimum lease payments......................  4,028,900
Less current portion.........................................  1,122,500
                                                               ---------
Capital lease obligations, less current portion..............  $2,906,400
                                                               ---------
                                                               ---------

    Included in fixed assets are the following assets under capital leases:

                                                                MARCH 31,           DECEMBER 31,
                                                              -------------  --------------------------
                                                                  1999           1998          1997
                                                              -------------  ------------  ------------
                                                               (UNAUDITED)
Gas gathering equipment.....................................  $   7,911,000  $  7,911,000  $  5,742,500
Less accumulated amortization...............................      1,005,800       911,500       434,300
                                                              -------------  ------------  ------------
                                                              $   6,905,200  $  6,999,500  $  5,308,200
                                                              -------------  ------------  ------------
                                                              -------------  ------------  ------------

(6) DESIGNATED CASH AND RELATED PRODUCTION TAXES PAYABLE

    Designated cash represents the cash withheld for payment of production taxes from the Company and third party revenue interest owners. The production taxes payable relates to ad valorem taxes collected for production through December 1998 which are not payable until fiscal 2000 or later. The related cash collected from the Company and third party revenue interest owners designated for payment of ad valorem taxes is reflected as a non-current asset.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(7) INCOME TAXES

    A reconciliation between the income tax provision computed at the statutory rate on income before taxes and the income tax provision is as follows:

                                                    THREE MONTHS                                     NINE MONTHS
                                                       ENDED                    YEARS ENDED             ENDED
                                                     MARCH 31,                  DECEMBER 31,         DECEMBER 31,
                                             --------------------------  --------------------------  ------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)
Federal income tax provision at statutory
  rate.....................................  $    577,000  $    797,000  $  2,887,000  $  1,858,000   $  379,000
State income taxes.........................        56,000        74,000       280,000       180,000       37,000
Reduction in valuation allowance...........            --            --            --    (1,788,000)    (374,000)
Other......................................        (2,100)        6,000       112,000      (250,000)     (42,000)
                                             ------------  ------------  ------------  ------------  ------------
  Total income tax expense.................  $    630,900  $    877,000  $  3,279,000  $         --   $       --
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Continuing operations......................  $    341,800  $    838,350     3,063,300  $         --   $       --
Discontinued operations....................       289,100        38,650       215,700            --           --
                                             ------------  ------------  ------------  ------------  ------------
  Total income tax expense.................  $    630,900  $    877,000  $  3,279,000  $         --   $       --
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

    The components of the net deferred tax assets and liabilities are shown below:

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1998            1997
                                                                      MARCH 31,    --------------  --------------
                                                                    -------------
                                                                        1999
                                                                    -------------
                                                                     (UNAUDITED)
Net operating loss carryforwards..................................  $  10,874,000  $   10,392,000  $   11,221,000
Other.............................................................        738,100         735,000         501,000
                                                                    -------------  --------------  --------------
Net deferred tax assets...........................................     11,612,100      11,127,000      11,722,000
Deferred tax liability -- depreciation, depletion and
  amortization....................................................    (15,538,000)    (14,422,000)    (11,738,000)
                                                                    -------------  --------------  --------------
Net deferred tax liability........................................  $  (3,925,900) $   (3,295,000) $      (16,000)
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

    As of December 31, 1998, the Company has net operating loss carryforwards for tax purposes of approximately $30 million which expire beginning in 1999 through 2017.

(8) REDEEMABLE PREFERRED STOCK

    The Company has 25,000,000 authorized shares of preferred stock, par value $1.00 per share. As of December 31, 1998 and 1997, none of the preferred stock was outstanding.

    Effective November 1, 1997, all of the Company's outstanding 8% Convertible Preferred Stock, $1.00 per value, ("Preferred") was converted into 905,660 shares of common stock. Under the terms of the Preferred Stock Agreement, the Company had the right to convert all of the preferred stock into

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(8) REDEEMABLE PREFERRED STOCK (CONTINUED) common stock provided the common stock closing price was not less than $16 per share for 30 consecutive days. The closing price of the Company's common stock as reported by NASDAQ was above $16 per share for the 30 consecutive days ending November 1, 1997.

    On December 1, 1996, 1,500,000 shares of the Preferred were converted to 230,770 shares of common stock and 250,000 five-year stock purchase warrants; 100,000 of the warrants are exercisable at $7.80 per share and 150,000 are exercisable at $7.00 per share. As of December 31, 1998, all warrants issued are still outstanding.

    Cumulative annual cash dividends of 8% were payable quarterly. During the year ended December 31, 1997, and the nine months ended December 31, 1996, the Company paid $400,000 and $440,000 in dividends.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(9) STOCKHOLDERS' EQUITY

EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                          THREE MONTHS                                NINE MONTHS
                                                             ENDED               YEARS ENDED             ENDED
                                                           MARCH 31,             DECEMBER 31,        DECEMBER 31,
                                                     ----------------------  --------------------  -----------------
                                                        1999        1998       1998       1997           1996
                                                     ----------  ----------  ---------  ---------  -----------------
                                                          (UNAUDITED)
Numerator:
  Net income from continuing operations............  $  534,682  $1,338,172  $4,872,587 $5,150,896    $ 1,114,935
  Gain on disposal of discontinued operations,
    net............................................     452,157          --         --         --              --
  Equity in earnings of discontinued operations,
    net............................................          --      61,740    339,700    313,179              --
  Preferred stock dividends........................          --          --         --   (400,000)       (440,000)
                                                     ----------  ----------  ---------  ---------  -----------------
  Numerator for basic earnings per share -- income
    available to common stockholders...............     986,839   1,399,912  5,212,287  5,064,075         674,935
                                                     ----------  ----------  ---------  ---------  -----------------

Effect of dilutive securities:

  Preferred stock dividends                                  --          --         --    400,000              --
                                                     ----------  ----------  ---------  ---------  -----------------
  Numerator for dilutive earnings per share --
    income available to common stockholders after
    assumed conversions............................  $  986,839  $1,399,912  $5,212,287 $5,464,075    $   674,935
                                                     ----------  ----------  ---------  ---------  -----------------
                                                     ----------  ----------  ---------  ---------  -----------------

Denominator:
  Denominator for basic earnings per share --
    weighted average shares........................  11,203,424  10,425,881  10,521,650 9,574,889       7,043,141
  Effect of dilutive securities:
    Stock warrants.................................     571,823     688,713    647,001    335,032          46,133
    8% Convertible preferred stock.................          --          --         --    754,717              --
                                                     ----------  ----------  ---------  ---------  -----------------
  Dilutive potential common shares.................     571,823     688,713    647,001  1,089,749          46,133
                                                     ----------  ----------  ---------  ---------  -----------------
  Denominator for diluted earnings per share --
    adjusted weighted average shares and assumed
    conversions....................................  11,775,247  11,114,594  11,168,651 10,664,638      7,089,274
                                                     ----------  ----------  ---------  ---------  -----------------
                                                     ----------  ----------  ---------  ---------  -----------------

BASIC INCOME PER COMMON SHARE:
  From continuing operations.......................  $     0.05  $     0.13  $    0.47  $    0.50     $      0.10
  From discontinued operations.....................        0.04          --       0.03       0.03              --
                                                     ----------  ----------  ---------  ---------  -----------------
Basic income per common share......................  $     0.09  $     0.13  $    0.50  $    0.53     $      0.10
                                                     ----------  ----------  ---------  ---------  -----------------
                                                     ----------  ----------  ---------  ---------  -----------------

DILUTED INCOME PER COMMON SHARE:
  From continuing operations.......................  $     0.04  $     0.12  $    0.44  $    0.48     $      0.10
  From discontinued operations.....................        0.04          --       0.03       0.03              --
                                                     ----------  ----------  ---------  ---------  -----------------
Diluted income per common share....................  $     0.08  $     0.12  $    0.47  $    0.51     $      0.10
                                                     ----------  ----------  ---------  ---------  -----------------
                                                     ----------  ----------  ---------  ---------  -----------------

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(9) STOCKHOLDERS' EQUITY (CONTINUED)

    For the nine months ended December 31, 1996, common stock equivalents of 1,136,430 were not included in the computation of diluted earnings per share because their effect was antidilutive. For the years ended December 31, 1998 and 1997 and the three months ended March 31, 1999 and 1998, all common stock equivalents were included in the computation of diluted earnings per share.

OTHER EQUITY TRANSACTIONS

    On August 1, 1996, the Company acquired the limited partnership interests of Energy Investors Fund, LP and Energy Investors Fund II, LP in PBI Fuels, LP and 100% of the common stock of Powerbridge Inc. for a purchase price of $11.3 million. The purchase price was comprised of 1,162,266 shares of restricted common stock valued at $7.7 million and the assumption of $3.6 million of long-term debt.

    On October 28, 1996, the Company completed a public offering of its common shares, whereby it sold 2,000,000 shares at $5.75 per share. Proceeds, net of underwriters' commissions and their expenses of $1,253,200, were $10,246,800.

    During the year and nine months ended December 31, 1997 and 1996, the Company issued common stock valued at $239,900 and $86,400 as a bonus to certain employees.

    On July 7, 1997, the Board of Directors adopted a Shareholder Rights Plan ("Rights Plan"), pursuant to which stock purchase rights (the "Rights") were distributed as a dividend to the Company's common stockholders at a rate of one Right for each share of common stock held of record as of July 22, 1997. The Rights Plan is designed to enhance the Board's ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts. Under the Rights Plan, the Rights will become exercisable only if a person or a group (except for existing 20% shareholders) acquires or commences a tender offer for 20% or more of the Company's common stock. Until they become exercisable, the Rights attach to and trade with the Company's common stock. The Rights will expire July 22, 2007. The Rights may be redeemed by the continuing members of the Board at $.001 per Right prior to the day after a person or group has accumulated 20% or more of the Company's common stock.

    During the year ended December 31, 1997, pursuant to the exercise of stock purchase warrants, 30,900 shares of common stock were issued at $3.63, in exchange for 7,677 shares of common stock currently issued and outstanding at various market values. In addition, 58,446 shares of common stock were issued under terms of warrants previously granted, resulting in proceeds to the Company of $367,300.

    For the year ended December 31, 1998, the Company issued common stock to directors for directors fees and stock to certain employees for compensation valued at $190,000.

    During 1998, pursuant to the exercise of stock purchase warrants, 276,555 shares of common stock were issued under terms of warrants previously granted, resulting in net proceeds to the Company of $2,184,300.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(9) STOCKHOLDERS' EQUITY (CONTINUED)
    Effective December 31, 1998, the Company purchased 41,000 acres of coalbed methane gas interests and 17 producing wells from a company for $8.5 million. The purchase price consisted of 450,000 shares of Evergreen common stock valued at $16.67 per share for a total of $7.5 million and the assumption of $750,000 in debt and cash of $250,000. This acquisition is discussed further in Note 3.

    During the three months ended March 31, 1999, the Company issued 40,843 shares of common stock valued at $606,400 as compensation and consulting services. In addition, pursuant to the exercise of stock purchase warrants, 40,000 shares of common stock were issued under terms of warrants previously granted, resulting in net proceeds to the Company of $341,900.

    In January 1999, the Company issued 15,190 shares of common stock valued at $240,000 for obligations incurred in the acquisition of the coalbed methane gas interests in December 1998.

(10) STOCK OPTIONS

    On May 12, 1997, the Board of Directors adopted, and the Company's shareholders subsequently approved, an Initial Stock Option Plan (the "Plan"), whereby employees may be granted incentive options to purchase up to 500,000 shares of the common stock of the Company. The exercise price of incentive options must be equal to at least the fair market value of the common stock as of the date of grant. In January 1998, the Company granted 185,000 options under the Plan. During the three months ended March 31, 1999, the Company granted the remaining 315,000 options under the Plan.

    Under the terms of its Key Employee Equity Plan, options and/or warrants are granted to key employees at not less than the market price of the Company's common stock on the date of grant. However, during 1998, the Board of Directors and the shareholders approved the issuance of warrants for 79,990 shares of the Company's common stock to officers and directors at an exercise price of $7.00. The market price for the stock was $13.00 at the time of the grant. The value of these options was $478,764 of which $224,600 was recorded as current year compensation expense. The purpose of the warrants was to reward directors and key personnel for past performance and to give them an incentive to remain with the Company and to induce directors to take all or part of their non-executive directors' compensation in the form of common stock. For the three months ended March 31, 1999, 11,400 warrants valued at $90,000 were granted to directors as compensation. During the year ended December 31, 1997, the Company granted 145,000 warrants at exercise prices ranging from $8.75 to $9.88. During the nine months ended December 31, 1996, the Company granted 405,001 warrants to officers and directors at exercise prices ranging from $5.75 to $7.00. In connection with the 1996 public

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(10) STOCK OPTIONS (CONTINUED)
offering, the Company issued 200,000 warrants to the underwriters at an exercise price of $6.90 per share. The presently outstanding options and warrants expire in 2000 to 2005.

                                                      YEAR ENDED              YEAR ENDED          NINE MONTHS ENDED
                                                     DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
                                                         1998                    1997                    1996
                                                ----------------------  ----------------------  ----------------------
                                                            WEIGHTED                WEIGHTED                WEIGHTED
                                                             AVERAGE                 AVERAGE                 AVERAGE
                                                            EXERCISE                EXERCISE                EXERCISE
                                                 SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                ---------  -----------  ---------  -----------  ---------  -----------
Outstanding,
  Beginning of period.........................  1,094,783   $    7.41   1,182,301   $    7.21     327,300   $    7.47
  Granted.....................................    264,990       11.18     145,000        8.83     855,001        7.06
  Exercised...................................   (276,555)       8.06     (97,518)       4.81          --          --
      Expired.................................         --          --    (135,000)       8.75          --          --
                                                ---------  -----------  ---------       -----   ---------       -----
Outstanding, end of period....................  1,083,218   $    8.17   1,094,783   $    7.41   1,182,301   $    7.21
                                                ---------  -----------  ---------       -----   ---------       -----
Options and warrants exercisable, end of
  period......................................    853,468   $    7.51     956,086   $    7.47     947,800   $    7.21
                                                ---------  -----------  ---------       -----   ---------       -----
Weighted average fair value of options and
  warrants granted during the period..........  $    7.80               $    4.58               $    1.51
                                                ---------               ---------               ---------
                                                ---------               ---------               ---------

    SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and net income per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the nine months ended December 31, 1996: dividend yield of 0 percent for all years; expected volatility of 9 percent; risk-free interest rate of 6.6 percent; and expected lives of five years for the warrants. The assumptions used for grants in the year ended December 31, 1997: dividend yield at 0 percent; expected volatility of approximately 45 percent; risk free interest rate of 6 percent; and expected lives of between two and five years for the warrants. Assumptions used for the year ending December 31, 1998: dividend yield at 0 percent; expected volatility of approximately 58 percent; risk free interest rate of 5.6% and expected lives of five years for the warrants and options.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(10) STOCK OPTIONS (CONTINUED)
    Under the accounting provisions for SFAS No. 123, the Company's net income and net income per share would have been adjusted to the following pro forma amounts:

                                                                                 NINE MONTHS
                                                            YEARS ENDED             ENDED
                                                            DECEMBER 31,         DECEMBER 31,
                                                     --------------------------  ------------
                                                         1998          1997          1996
                                                     ------------  ------------  ------------
Net income
  Basic
    As reported....................................  $  5,212,287  $  5,064,075   $  674,935
    Pro forma......................................     4,754,670     4,430,445      597,935
  Diluted
    As reported....................................  $  5,212,287  $  5,464,075   $  674,935
    Pro forma......................................     4,754,670     4,830,445      597,935
Net income per share
  Basic
    As reported....................................  $       0.50  $       0.53   $      .10
    Pro forma......................................          0.45          0.46          .08
  Diluted
    As reported....................................  $       0.47  $       0.51   $      .10
    Pro forma......................................          0.43          0.45          .08

    The following table summarizes information about stock options and warrants outstanding at December 31, 1998:

                                                                            EXERCISABLE
                                   OUTSTANDING                       --------------------------
               ----------------------------------------------------                 WEIGHTED
  RANGE OF         NUMBER       WEIGHTED AVERAGE       WEIGHTED        NUMBER        AVERAGE
  EXERCISE     OUTSTANDING AT       REMAINING           AVERAGE      EXERCISABLE    EXERCISE
   PRICES         12/31/98      CONTRACTUAL LIFE    EXERCISE PRICE   AT 12/31/98      PRICE
-------------  --------------  -------------------  ---------------  -----------  -------------
$        4.25         10,000             2.00          $    4.25         10,000     $    4.25
         6.90        180,392             2.83               6.90        180,392          6.90
         7.00        544,240             3.61               7.00        453,240          7.00
         7.80         94,586             2.91               7.80         94,586          7.80
    8.75-9.50         69,000             0.08               8.80         69,000          8.80
        13.00        185,000             9.00              13.00         46,250         13.00
-------------  ----------------------------------------------------  --------------------------
$  4.25-13.00      1,083,218             4.10          $    8.17        853,468     $    7.51
-------------  ----------------------------------------------------  --------------------------

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(11) MAJOR CUSTOMERS

    During the three months ended March 31, 1999 and 1998, the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, the Company made sales to unrelated entities which individually comprised greater than 10% of total oil and gas sales. The following is a table summarizing the percentage provided by each customer:

                                                            A          B          C          D          E          F
CUSTOMER                                                   --         --         --         --         --         --
------------------------------------------------------
Three months ended March 31, 1999 (unaudited).........         43%        --%        28%        --%        --%        27%
Three months ended March 31, 1998 (unaudited).........         47%        --%        42%        --%        12%        --%
Year ended December 31, 1998..........................         44%        --%        45%        --%        --%        --%
Year ended December 31, 1997..........................         48%        --%        17%        17%        --%        --%
Nine months ended December 31, 1996...................         59%        12%        12%        --%        --%        --%

(12) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash paid during the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998 and 1997 and nine months ended December 31, 1996, for interest was approximately $965,400, $343,900, $2,317,200, $817,000 and
$193,000. During the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997, approximately $175,600, $447,500 and $40,000 of interest paid was capitalized. During the year and nine months ended December 31, 1997 and 1996, the Company incurred capital lease obligations of $3,900,000 and $841,000 in connection with a master lease agreement to acquire equipment. Included in accounts payable at December 31, 1997 and 1996 is approximately $1,095,700 and $2,251,000 for drilling and completion and gas gathering construction costs.

    See Notes 1, 3, 5, 8, 9, 10, 13 and 14 for additional noncash transactions during the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996 and the three months ended March 31, 1999 and 1998.

(13) COMMITMENTS AND CONTINGENCIES

    In August 1997, the Company entered into an agreement with Colorado Interstate Gas ("CIG") pursuant to which CIG built a new, 115-mile, 16-inch pipeline (the "Campo Lateral"). This agreement has a term of 15 years and entitles the Company to firm transportation of its Raton Basin gas from the field to the CIG interconnection with other interstate pipelines in Texas. The Company committed to transport natural gas from the Raton Basin through CIG's pipelines commencing September 1998. The initial commitment is 25 MMcf per day, increasing every six months to a maximum of 41 MMcf per day 18 months after commencement. Subject to available capacity in the pipeline, the Company has the first right to increase its volumes up to 100 MMcf per day. The Company expects to meet its volume obligations with respect to the Raton Basin transportation agreement. If the Company is unable to meet its firm transportation commitments, the commitment must be paid for but can be deferred and utilized at a later date.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    During 1998, the Company acquired certain properties in the Raton Basin. In addition to the properties, the Company assumed firm transportation commitments with CIG. The total transportation commitments are 12 MMcf per day, with 6 MMcf per day expiring in 2004 and 6 MMcf per day expiring 2012.

    Under terms of the transportation agreements, the Company has committed to pay the following transportation reservation charges with CIG to provide firm transportation capacity rights:

                                                                                  RESERVATION
YEARS ENDING DECEMBER 31,                                                           CHARGES
-------------------------------------------------------------------------------  -------------
1999...........................................................................  $   4,577,000
2000...........................................................................      5,539,000
2001...........................................................................      5,644,000
2002...........................................................................      5,644,000
2003...........................................................................      5,644,000
Thereafter.....................................................................     48,576,000
                                                                                 -------------
                                                                                 $  75,624,000
                                                                                 -------------
                                                                                 -------------

    In May 1998, the Company entered into a new ten-year office lease for approximately $267,500 per year. Rental expense, net of sublease income, was approximately $64,300, $38,700, $234,000, $138,000, and $99,900, for the three months ended March 31, 1999, 1998 and for the years and nine months ended December 31, 1998, 1997 and 1996.

    On January 19, 1998, the Company submitted an application to the Internal Revenue Service to terminate the Employee Stock Ownership Plan ("ESOP"). For the nine months ended December 31, 1996, the Company contributed $28,000 to the plan. There were no contributions to the plan for the years ended December 31, 1998 and 1997.

    Effective January 1, 1997, the Company implemented a 401(k) plan ("the "Plan") for all eligible employees. The Company provides a matching contribution up to a certain percentage of the employees contributions. The Plan also provides for a profit sharing contribution determined at the discretion of the Company. The total matching contributions and profit sharing contribution for the years ended December 31, 1998 and 1997 were approximately $33,600 and $134,000.

    In August 1992, the Company entered into a series of agreements with El Paso Field Services Company ("El Paso Services") concerning the connection of Evergreen's San Juan Basin wells to El Paso's non-jurisdictional gathering system. Under the terms of certain gas gathering and tie-in agreements, EOC was committed to meeting certain minimum volume levels during the term of the agreement. As of September 30, 1997 and December 31, 1996, the volume levels were below the required minimums and EOC accrued approximately $2,431,000 and $2,231,000 for this shortfall, which was included with long-term liabilities. The Company's cumulative delivery shortfall through September 30, 1997 was approximately 12.1 million MMbtu. Effective October 1, 1997, the Company sold all of its San Juan Basin properties for $580,000 along with the assumption of EOC's volume commitment to El Paso Services. As of October 1, 1997, the Company eliminated the obligation to El Paso Services.

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)

    In connection with the Chilean oil and gas exploration contract, the Company will be required to spend approximately $1.5 million for a seismic program during the years 1999 and 2000. In connection with the 1999 and 2000 commitments, the Company has issued letters of credit totaling $1.5 million which expire in June 2000.

    On July 13, 1998, Southern Colorado C.U.R.E. filed a lawsuit under the citizen suit provision of the CWA in the U.S. District Court for the District of Colorado against Evergreen Operating Corporation, a subsidiary of the Company ("EOC"), related to its coal bed methane drilling operations in the Raton Basin near Trinidad, Colorado. The Company's gas production produces naturally occurring groundwater as a by-product of its coal bed methane gas production operations. The storage, use and disposal of the produced groundwater in evaporative ponds and natural collection features located on the surface at or near the wellsite, and the legal and regulatory treatment of this practice, underlie the lawsuit. The Company believes the lawsuit to be without merit and responded by filing a motion to dismiss all of Southern Colorado C.U.R.E.'s alleged claims. The motion to dismiss is currently pending before the court, although a magistrate to whom the judge presiding over the matter referred the motion has indicated that she will recommend to the judge that the motion to dismiss be denied with respect to certain of the allegations. EOC is also subject to federal, state and local environmental laws and regulations, and is currently participating with the EPA and the State of Colorado in the investigation of certain practices in connection with these operations. An evaluation of costs of potential liabilities associated with this investigation cannot be reasonably determined at this time. The Company does not expect that the lawsuit or the investigation, or the environmental costs or contingent liabilities of either, if any, will have a material adverse effect on its consolidated financial position or its results of operations.

    As of May 1, 1999, the Company had entered into contracts to sell amounts equal to substantially all of its current daily sales of 37 MMcf at $1.57 per thousand cubic feet ("Mcf") for the period May 1, 1999 through October 31, 1999.

    Through March 1999, EOC operated properties for various third party working interest owners. In January 1999, the working interest owners sold those properties. As of April 1, 1999, EOC will no longer receive overhead charges for the operation of those properties.

(14) DISCONTINUED OPERATIONS

    Effective February 18, 1999, Evergreen sold its 49% interest in Maverick Stimulation Company, LLC ("Maverick") to the managing members of Maverick for $2.26 million. The cash was received in April 1999. The sale resulted in a gain net of tax of approximately $452,200 or $0.04 per diluted share. The Company was also released from its guarantee of certain debt obligations of Maverick. This transaction has been accounted for as a discontinued operation and the results of operations have been excluded from continuing operations in the consolidated statements of income for all periods presented.

    Maverick provides pressure pumping and other oilfield services to the petroleum industry in the Rocky Mountain region. Maverick provides certain well stimulation services to the Company and during 1998 and 1997 such services amounted to $2,381,400 and $2,636,400, of which $347,100 and $302,000 was unpaid at year-end. The Company guaranteed approximately $560,000 of Maverick's outstanding

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(14) DISCONTINUED OPERATIONS (CONTINUED) debt at December 31, 1998. The investment in Maverick, including equity in earnings, was $1,458,500 and $1,002,300 at December 31, 1998 and 1997. The
investment in Maverick is included in other assets in the accompanying consolidated financial statements as of December 31, 1998 and 1997.

(15) SHELF REGISTRATION STATEMENT

    In May 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission providing for the offering to the public from time to time of debt securities, common or preferred stock or other securities with an aggregate offering amount of up to $150 million. The Company plans to use the proceeds from possible sales of securities for general corporate purposes, which could include debt repayment, working capital, capital expenditures or acquisitions.

(16) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

  COSTS INCURRED IN OIL AND GAS EXPLORATION AND DEVELOPMENT ACTIVITIES

    The Company's oil and gas activities are conducted in the United States, United Kingdom, Chile and the Falkland Islands. See Note 3 for additional information regarding the Company's oil and gas properties. The following costs were incurred in oil and gas acquisition, exploration, development, gas gathering and producing activities during the following periods:

                                                           UNITED        UNITED     FALKLAND
                                                           STATES       KINGDOM     ISLANDS      CHILE         TOTAL
                                                        -------------  ----------  ----------  ----------  -------------
YEAR ENDED DECEMBER 31, 1998
Acquisition costs:
  Proved..............................................  $   9,000,000  $       --  $       --  $       --  $   9,000,000
  Unproved............................................     11,600,000          --          --          --     11,600,000
  Gas gathering.......................................      1,000,000          --          --          --      1,000,000
Development...........................................     11,365,400          --          --          --     11,365,400
Gas gathering.........................................      8,729,000          --          --          --      8,729,000
Exploration...........................................      1,762,200     724,300     971,600     432,200      3,890,300
                                                        -------------  ----------  ----------  ----------  -------------
                                                        $  43,456,600  $  724,300  $  971,600  $  432,200  $  45,584,700
                                                        -------------  ----------  ----------  ----------  -------------

YEAR ENDED DECEMBER 31, 1997
Development...........................................  $  10,193,600  $       --  $       --  $       --  $  10,193,600
Gas gathering.........................................      9,914,800          --          --          --      9,914,800
Exploration...........................................        603,500     384,800     140,500     133,300      1,262,100
                                                        -------------  ----------  ----------  ----------  -------------
                                                        $  20,711,900  $  384,800  $  140,500  $  133,300  $  21,370,500
                                                        -------------  ----------  ----------  ----------  -------------

NINE MONTHS ENDED DECEMBER 31, 1996
Acquisition costs:
  Proved..............................................  $   7,215,400  $       --  $       --  $       --  $   7,215,400
  Unproved............................................        600,000          --          --          --        600,000
  Gas gathering.......................................      3,484,600          --          --          --      3,484,600
Development...........................................      4,229,900          --          --          --      4,229,900
Gas gathering.........................................      5,452,400          --          --          --      5,452,400
Exploration...........................................             --      96,000      97,000          --        193,000
                                                        -------------  ----------  ----------  ----------  -------------
                                                        $  20,982,300  $   96,000  $   97,000  $       --  $  21,175,300
                                                        -------------  ----------  ----------  ----------  -------------

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(16) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (CONTINUED)
  OIL AND GAS RESERVES (UNAUDITED)

    The estimates of the Company's proved reserves and related future net cash flows that are presented in the following tables are based upon estimates made by independent petroleum engineering consultants for the United States only.

    The Company's reserve information was prepared as of December 31, 1998, 1997 and 1996. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities, projecting future production rates, and timing of development expenditures. Accordingly, these estimates are likely to change as future information becomes available. Proved oil and gas reserves are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves expected to be recovered through existing wells, with existing equipment and operating methods.

    Estimated quantities of proved reserves and proved developed reserves of crude oil and natural gas (all of which are located within the United States), as well as the changes in proved reserves, are as follows:

PROVED RESERVES                                                                       NATURAL GAS        OIL
-----------------------------------------------------------------------------------  -------------  -------------
                                                                                         (MCF)         (BBLS)
At April 1, 1996...................................................................     80,926,000          4,800
  Revisions of previous estimates..................................................      4,625,400         (2,200)
  Extensions and discoveries.......................................................     30,109,100             --
  Purchases of reserves............................................................     37,163,600             --
  Production.......................................................................     (2,104,400)            --
                                                                                     -------------  -------------

At December 31, 1996...............................................................    150,719,700          2,600
  Revisions of previous estimates..................................................     (3,987,900)            --
  Extensions and discoveries.......................................................     89,720,600             --
  Sales of reserves................................................................     (5,637,100)        (2,600)
  Production.......................................................................     (6,401,500)            --
                                                                                     -------------  -------------

At December 31, 1997...............................................................    224,413,800             --
  Revisions of previous estimates..................................................    (25,045,500)            --
  Extensions and discoveries.......................................................    155,204,700             --
  Purchases of reserves............................................................     60,384,600             --
  Production.......................................................................    (10,021,400)            --
                                                                                     -------------  -------------

At December 31, 1998...............................................................    404,936,200             --
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Proved Developed Reserves as of:
December 31, 1996..................................................................     88,751,500          2,600
December 31, 1997..................................................................    143,553,500             --
December 31, 1998..................................................................    242,986,600             --

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(16) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (CONTINUED)
    The following table sets forth a standardized measure of the estimated discounted future net cash flows attributable to the Company's proved oil and gas reserves. Gas prices have fluctuated widely in recent years. The calculated weighted average sales prices utilized for the purposes of estimating the Company's proved reserves and future net revenues were $1.60, $1.87 and $1.61 per Mcf of gas at December 31, 1998, 1997 and 1996. The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expense was computed by applying statutory income tax rates to the difference between pretax net cash flows relating to the Company's proved oil and gas reserves and the tax basis of proved oil and gas properties and available operating loss and excess statutory depletion carryovers.

                                                                                                   NINE MONTHS
                                                                           YEARS ENDED                ENDED
                                                                           DECEMBER 31,            DECEMBER 31,
                                                                  ------------------------------  --------------
                                                                       1998            1997            1996
                                                                  --------------  --------------  --------------
Future cash inflows.............................................  $  647,897,900  $  418,531,800  $  242,761,200
    Future production costs.....................................    (109,217,400)    (55,331,800)    (58,542,800)
    Future development costs....................................     (45,535,000)    (17,790,000)    (11,790,300)
    Future income taxes.........................................    (163,664,600)    (90,128,100)    (34,865,300)
                                                                  --------------  --------------  --------------

Future net cash flows...........................................     329,480,900     255,281,900     137,562,800
10% discount to reflect timing of cash flows....................    (186,052,300)   (137,529,000)    (81,319,200)
                                                                  --------------  --------------  --------------
Standardized measure of discounted future net cash
  flows.........................................................  $  143,428,600  $  117,752,900  $   56,243,600
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                           EVERGREEN RESOURCES, INC.

 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE NINE MONTHS ENDED DECEMBER 31,
                                      1996

        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

(16) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (CONTINUED)
    The following summarizes the principal factors comprising the changes in the standardized measure of discounted future net cash flows for the years ended December 31, 1998 and 1997 and for the nine months ended December 31, 1996.

                                                                                                    NINE MONTHS
                                                                            YEARS ENDED                ENDED
                                                                            DECEMBER 31,           DECEMBER 31,
                                                                   ------------------------------  -------------
                                                                        1998            1997           1996
                                                                   --------------  --------------  -------------
Standardized measure, beginning of period........................  $  117,752,900  $   56,243,600  $  25,153,300
Sales of oil and gas, net of production costs....................     (15,706,600)    (10,018,100)    (2,691,200)
Extensions and discoveries.......................................      60,403,100      52,587,400     10,546,000
Net change in sales prices, net of production costs..............     (38,366,300)     30,171,200      4,434,700
Purchase of reserves.............................................      31,164,600              --     20,122,700
Sale of reserves.................................................              --      (2,150,300)            --
Revisions of quantity estimates..................................     (15,837,000)     (3,131,000)     2,478,000
Accretion of discount............................................      15,932,600       7,049,900      3,016,300
Net change in income taxes.......................................     (29,673,000)    (27,318,000)    (9,244,800)
Changes in future development costs..............................      10,198,500       8,596,100      4,212,800
Changes in rates of production and other.........................       7,559,800       5,722,100     (1,784,200)
                                                                   --------------  --------------  -------------
Standardized measure, end of period..............................  $  143,428,600  $  117,752,900  $  56,243,600
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------

(17) SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                    REVENUES FROM
                                     REVENUES FROM  DISCONTINUED                                     BASIC         DILUTED
                                      CONTINUING     OPERATIONS,                                   EARNINGS       EARNINGS
1998                                  OPERATIONS    NET (NOTE 14)    EXPENSES      NET INCOME      PER SHARE      PER SHARE
-----------------------------------  -------------  -------------  -------------  ------------  ---------------  -----------
First quarter......................  $   4,357,000  $      62,000  $   3,019,000  $  1,400,000     $    0.13      $    0.13
Second quarter.....................      4,504,000         73,000      3,245,000     1,332,000          0.13           0.12
Third quarter......................      5,460,000        127,000      4,138,000     1,449,000          0.14           0.13
Fourth quarter.....................      4,920,000         78,000      3,967,000     1,031,000          0.10           0.09
                                     -------------  -------------  -------------  ------------         -----          -----
                                     $  19,241,000  $     340,000  $  14,369,000  $  5,212,000     $    0.50      $    0.47
                                     -------------  -------------  -------------  ------------         -----          -----
                                     -------------  -------------  -------------  ------------         -----          -----

                                  [LETTERHEAD]

                                February 16, 1999

Mr. Mark S. Sexton
Evergreen Resources, Inc.
1401 Seventeenth Street, Suite 1200
Denver, Colorado 80202

Dear Mr. Sexton:

     In accordance with your request, we have audited the estimates prepared by Evergreen Resources, Inc. (Evergreen), as of December 31, 1998, of the proved reserves and future net revenue to the Evergreen interest in certain oil and gas properties located in Las Animas County, Colorado. These estimates are based on constant prices and costs. The following table sets forth Evergreen's estimates of the proved reserves and future net revenue, as of December 31, 1998, for the audited properties:

                                Net Reserves                   Future Net Revenue (M$)
                         -------------------------         -------------------------------
                           Oil             Gas                               Present Worth
      Category            (MBBL)          (MMCF)             Total               at 10%
--------------------     --------       ----------         -----------       -------------
Proved Developed
 Producing                  0.0          209,175.9          276,350.1          140,838.2
 Non-Producing              0.0           33,810.7           39,810.6           16,406.6
Proved Undeveloped          0.0          161,949.6          176,984.7           57,429.8
--------------------     --------       ----------         -----------       -------------

    Total Proved            0.0          404,936.2          493,145.4          214,674.6


     Gas volumes are expressed in millions of standard cubic feet (MMCF) at the contract temperature and pressure bases. These properties have never produced commercial volumes of condensate.

     When compared on a property-by-property basis, some of the estimates of Evergreen are greater and some are lesser than the estimates of Netherland, Sewell & Associates, Inc.; however, in our opinion, Evergreen's estimates of net proved oil and gas reserves and future net revenue, as shown herein and in certain computer printouts on file in our office, are in the aggregate reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles. These principles are set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. We are satisfied with the methods and procedures utilized by Evergreen in preparing the December 31, 1998 net reserve and future net revenue estimates, and we saw nothing of an unusual nature that would cause us to take exception with the estimates, in the aggregate, as prepared by Evergreen.

     The estimated reserves and future revenue shown herein are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. Evergreen's estimates do not

[LOGO]


include value for probable or possible reserves which may exist for these properties, nor do they include any consideration of undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

     The gas price used by Evergreen is $1.60 per MCF and is held constant throughout the life of the properties. Evergreen's estimates of lease and well operating costs are based on historical operating expense records. These costs include direct lease and field level costs, but do not include overhead expenses above the field level. Evergreen used direct lease and field level costs of $1,025 per well per month for the first year of production, $725 per well per month for the next 3 years, and $425 per well per month for the remaining well life. The reductions account for the declining water production during the life of the wells. A gathering fee of $0.055 per MCF is also included. Headquarters general and administrative overhead expenses of Evergreen are not included. Lease and well operating costs are held constant throughout the remaining life of the properties. Evergreen's estimates of capital costs are included as required for workovers, new development wells, and production equipment.

     It should be understood that our audit does not constitute a complete reserve study of Evergreen's oil and gas properties. Our audit consisted of a detailed review of properties making up 80 percent of the present worth for the total proved reserves. In our audit, we accepted without independent verification the accuracy and completeness of the historical information and data furnished by Evergreen with respect to ownership interest, oil and gas production, well test data, oil and gas prices, operating and development costs, and any agreements relating to current and future operations of the properties and sales of production. However, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or had independently verified such information or data.

     We are independent petroleum engineers, geologists, and geophysicists with respect to Evergreen Resources, Inc. as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. We do not own an interest in these properties and are not employed on a contingent basis.

                                  Very truly yours,

                                  /s/ Netherland, Sewell & Associates, Inc.

Feb 12, 1999                                         [LOGO]
                                                     [PHOTO]
                                                     l580 Lincoln Street #1110
Evergreen Resources, Inc.                            Denver, Colorado 80203
1401 17th St., Suite 1200                            Telephone
Denver, Colorado 80202                               (303)830-9377
                                                     Fax (303)830-9427
                                                     rsii@ix.netcom.com
Gentlemen:


     We have audited the estimates, prepared by Evergreen Resources, Inc. ("Evergreen"), of the extent and value of the proved reserves of crude oil, natural gas, and natural gas liquids for certain leases owned by Evergreen, as of December 31, 1998. The appraised properties are located in Colorado. The reserve estimates are prepared according to applicable SEC rules and utilize conventional and generally accepted engineering methods.


     Our review of Evergreen's reserve estimates is based upon a study of Evergreen's properties. During this investigation, we consulted with the officers and employees of Evergreen and were given access to such accounts, records, geological and engineering reports, and other data as were desired for examination. We previously have prepared studies of oil and gas properties in areas where Evergreen's properties are located. Property interests owned, production from such properties, current prices for production, agreements relating to current and future operations and sale of production, gas tax credit sales agreements, and various other information and data were furnished to RSII by Evergreen and are accepted as factual without independent verification of such facts. We did not make a field examination of the operations or physical condition of the appraised properties.


     Natural gas reserves included in this report are classified as proved and are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions, assuming continuation of the current regulatory practices, and using conventional production methods and equipment.


     Definitions of proved reserves used in this evaluation are those set forth in Rule 4-10(a) of Regulation S-X, as adopted by the SEC:

          "PROVED OIL AND GAS RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Evergreen Resources, Inc.
Feb 12, 1999
Page 2

          "(i) Reserves are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          "(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the 'proved' classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          "(iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as 'indicated additional reserves'; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, gilsonite and other such sources.

          "PROVED DEVELOPED OIL AND GAS RESERVES. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as 'proved developed reserves' only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved."

          "PROVED UNDEVELOPED AND GAS RESERVES. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved

Evergreen Resources, Inc.
Feb 12, 1999
Page 3

     undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated unless such techniques have been proved effective by actual tests in the area and in the same reservoir."

     Natural gas volumes are expressed at standard conditions of temperature and pressure applicable in the area the gas is purchased. Condensate reserves estimated are those obtained from normal separator recovery. Crude oil is stated as standard barrels of 42 U.S. gallons per barrel.

     Estimated net proved reserves of natural gas as of December 31, 1998 follow:

                                                             NATURAL GAS
                                                             -----------
                                                                 MMCF
           Total Proved Developed Producing Reserves            209,176
           Total Proved Developed Non-Producing Reserves         33,810
           Total Proved Undeveloped Reserves                    161,950
                                                                -------
           TOTAL PROVED RESERVES                                404,936
                                                                -------
                                                                -------

     Value of net proved reserves is expressed in terms of estimated future net revenue and present value of future net revenue. Future net revenue is calculated by deducting estimated operating expenses, future development costs, and severance and ad valorem taxes from the future gross revenue.

     Present value of future net revenue is calculated by discounting the future net revenue at the arbitrary rate of 10 percent per year compounded monthly over the expected period of realization. Present value, as expressed herein, should not be construed as fair market value since no consideration has been given to many factors which influence the prices at which petroleum properties are traded, such as taxes on operating profits, allowance for return on the investment, and normal risks incident to the oil business.

Evergreen Resources, Inc.
Feb 12, 1999
Page 4

     Estimated future net revenue and net present value of future net revenue from proved natural gas, as of December 31, 1998 follow:

                                                                     10% DISC.
                                                       FUTURE NET   FUTURE NET
                                                       REVENUE MS   REVENUE MS
     Total Proved Developed Producing Reserves           276,350      140,838

     Total Proved Developed Non-Producing Reserves        39,810       16,407
     Total Proved Undeveloped Reserves                   176,985       57,430
                                                         -------      -------
     TOTAL PROVED RESERVES                               493,145      214,675
                                                         -------      -------
                                                         -------      -------


     Evergreen has increased proven reserves from the August 31, 1998 report by ongoing drilling which continues to prove additional locations. Remedial work on wells, gathering system, and additional compression, must be completed to produce the volumes forecast in this report. This work is in progress and should be completed during the next 15 months. The capital investment for this work is reflected in this report.

     Evergreen's gas reserves are coal gas located in the Raton Basin, Colorado. Projection of coalbed methane gas reserves is generally more complicated than projection of conventional hydrocarbon reservoirs due to complex reservoir properties and the dewatering process required to develop producible natural gas reservoirs. Therefore, reserve estimates and gas production rates for coalbed methane wells are modified frequently as gas and water production data becomes available.

     Resource Services International, Inc. and its principals are unrelated to Evergreen, its officers, shareholders, and properties evaluated in this report.

                                     Submitted,


                      RESOURCE SERVICES INTERNATIONAL, INC.

                      RESOURCE SERVICES INTERNATIONAL, INC.

PROSPECTUS
--------------------------------------------------------------------------------

                                  $150,000,000

                                     [LOGO]

           Debt Securities, Common Stock, Preferred Stock, Depositary
              Shares, Warrants, Subscription Rights and Guarantees

----------------------------------------------------------------------

By this prospectus, we may offer from time to time, in one or more series or classes, the following securities:

    - unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and other unsecured evidences of indebtedness in one or more series, including guarantees of our debt securities by certain of our subsidiaries,

    - shares of common stock,

    - shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

    - warrants to purchase debt securities, preferred stock or common stock,

    - depositary shares representing fractional interests in preferred stock, and

    - subscription rights evidencing the right to purchase any of the above securities.

The aggregate initial offering price of the securities that we offer will not exceed $150,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

The date of this prospectus is May 24, 1999.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference, contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control, including those described in the applicable prospectus supplement under "Risk Factors." Actual results could differ materially from these forward-looking statements as a result of, among other things:

    - A decline in natural gas production or natural gas prices.

    - Incorrect estimates of required capital expenditures.

    - Increases in the cost of drilling, completion and gas collection or other costs of production and operations.

    - An inability to meet growth projections.

    - Changes in general economic conditions.

In light of these risks and uncertainties, there can be no assurance that actual results will be as projected in the forward-looking statements.

                                  THE COMPANY

    Evergreen Resources, Inc. is an independent energy company engaged in the exploration, production, development and acquisition of oil and gas properties. Our current operations are principally focused on developing and expanding our coalbed methane project located in the Raton Basin in southern Colorado. We also hold exploration licenses onshore in the United Kingdom, a net 2% interest in a group exploring offshore in the Falkland Islands, and an oil and gas license on approximately 2.4 million acres in northern Chile.

    We are one of the largest holders of oil and gas leases in the Raton Basin with approximately 200,000 gross acres of coal bed methane properties and almost 200 producing gas wells. Our daily gas sales represent approximately 65% of the gas currently sold from the Raton Basin. As of December 31, 1998, we had 173 net producing gas wells on our Raton Basin properties. We have identified over 800 drilling locations on our Raton Basin acreage, of which 132 were included in our proved reserve base at December 31, 1998. We intend to spend approximately $35 million during 1999 on drilling and gas collection systems, $5 million on well service equipment and $5 million on international and other projects.

    Evergreen Operating Corporation, a wholly owned subsidiary, operates approximately 196 oil and gas wells on behalf of its parent company. Evergreen Operating Corporation is primarily responsible for drilling, evaluation, production and sales activities associated with the Company's properties.

    Primero Gas Marketing Company constructs and operates the Company's gas collection systems and markets and sells the Company's gas.

    Evergreen Well Service Company provides fracture stimulation services, cement work, drilling and workovers to the Company.

    We were incorporated in Colorado on January 14, 1981. Our principal executive offices are at 1401 17th Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 298-8100.

                                USE OF PROCEEDS

    Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities offered from time to time using this prospectus (the "Securities") will be used for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the computation of ratio of earnings to fixed charges for the periods shown.

            THREE MONTHS ENDED                           NINE MONTHS
                                 YEARS ENDED DECEMBER  ENDED DECEMBER    YEARS ENDED MARCH 31,
                MARCH 31,                31,                 31,
           --------------------  --------------------  ---------------  ------------------------
             1999       1998       1998       1997          1996           1996         1995
           ---------  ---------  ---------  ---------  ---------------     -----        -----
       a)       1.71       7.10       4.23       6.76          4.50            (c)          (c)
       b)       1.71       7.10       4.23       4.87          2.07            (c)          (c)

------------

(a) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest).

(b) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and preferred stock dividends).

(c) Earnings did not cover fixed charges for the years ended March 31, 1996 and 1995, by $607,000 and $704,000 respectively.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of Evergreen Resources' unsecured Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities and the extent to which such general provisions may apply will be described in a prospectus supplement relating to the Debt Securities. Capitalized terms not otherwise defined in this prospectus or any prospectus supplement will have the meanings given to them in the applicable indenture described below. Evergreen is referred to in this description as the "Company."

    The Debt Securities will be general unsecured obligations of the Company and will constitute either Senior Debt Securities or Subordinated Debt Securities. Senior Debt Securities will be issued under an indenture (the "Senior Indenture") among the Company, the Subsidiary Guarantors and a trustee under the Senior Indenture (the "Senior Trustee"). Subordinated Debt Securities will be issued under an indenture (the "Subordinated Indenture") among the Company, the Subsidiary Guarantors and a trustee under the Subordinated Indenture (the "Subordinated Trustee"). The Senior Trustee and the Subordinated Trustee, as the case may be, will be identified in the applicable prospectus supplement. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  GENERAL

    The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The

Indentures do not currently limit the amount of other unsecured indebtedness or securities which may be issued by the Company. Unless otherwise indicated in a prospectus supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

    If specified in the prospectus supplement, certain of the Company's subsidiaries (the "Subsidiary Guarantors") will unconditionally guarantee on a joint and several basis the Debt Securities as described under "Subsidiary Guarantees" and in the prospectus supplement (the "Subsidiary Guarantees"). The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor.

    The applicable prospectus supplement will set forth the price or prices at which the Debt Securities of a particular series will be issued and will describe the following terms of the Debt Securities:

    (1) the title of the Debt Securities, whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the subordination terms relating thereto;

    (2) any limit on the aggregate principal amount of the Debt Securities;

    (3) whether the Subsidiary Guarantors will provide Subsidiary Guarantees;

    (4) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

    (5) the date or dates on which the principal of and premium, if any, on the Debt Securities are payable or the method of determination thereof;

    (6) the rate or rates, or the method of determination thereof, at which the Debt Securities will bear interest, if any;

    (7) whether and under what circumstances Additional Amounts with respect to the Debt Securities will be payable;

    (8) the date or dates from which such interest will accrue;

    (9) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Debt Securities on any interest payment date;

   (10) the place or places where the principal of, premium and interest, if any, on and any Additional Amounts with respect to the Debt Securities will be payable;

   (11) the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option;

   (12) the obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities will be redeemed or purchased in whole or in part pursuant to such obligation;

   (13) the denomination in which any Debt Securities shall be issuable, if other than denominations of $1,000 and any integral multiple thereof;

   (14) the currency or currencies (including composite currencies), if other than U.S. dollars, or the form, including equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, in which payment of principal of, premium (if any) and interest on and any Additional Amounts with respect to the Debt Securities will be payable;

   (15) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies other than that in which the Debt Securities are stated to be payable, the currency or currencies in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

   (16) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined;

   (17) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;

   (18) whether the Debt Securities are defeasible, and any additional means of and conditions to satisfaction and discharge of the applicable Indenture with respect to the Debt Securities;

   (19) any deletions or modifications of or additions to the definitions, Events of Default or covenants of the Company pertaining to the Debt Securities;

   (20) if the Debt Securities are to be convertible into or exchangeable for equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, at the option of the Company or the Holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange;

   (21) whether any of the Debt Securities will be subject to certain optional interest rate reset provisions;

   (22) the additions or changes, if any, to the Indenture with respect to the Debt Securities as shall be necessary to permit or facilitate the issuance of the Debt Securities in bearer form, registered or not registrable as to principal, and with or without interest coupons; and

   (23) any other terms of the Debt Securities.

Reference is also made to the prospectus supplement for information with respect to any material United States federal income tax consequences with respect to the ownership and disposition of Debt Securities.

    No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Company conducts some of its operations through Subsidiaries. The Holders of Debt Securities will have a junior position to any creditors of Subsidiaries, unless such Subsidiaries are Subsidiary Guarantors of the Debt Securities.

    Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the prospectus supplement relating to any such Debt Securities.

    If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, or any Additional Amounts with respect to any of the Debt Securities is payable in any foreign currency or foreign currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or foreign currency unit will be set forth in the prospectus supplement relating thereto.

  SUBSIDIARY GUARANTEES

    If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

    Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the Company's obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

    In the case of Subordinated Debt Securities, the Subsidiary Guarantee will be subordinated in right of payment to the Senior Indebtedness of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to the Company's Senior Indebtedness. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by the Company on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

    Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Subsidiary Guarantee will be a continuing guarantee and will:

    (1) remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or
(b) released as described in the following paragraph,

    (2) be binding upon each Subsidiary Guarantor, and

    (3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

    In the event that a Subsidiary Guarantor ceases to be a Restricted Subsidiary, whether as a result of a disposition of all of the assets or all the Capital Stock of such Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder and no other Person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor (if not otherwise a Restricted Subsidiary) will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in such Subsidiary Guarantor's ceasing to be a Restricted Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indenture. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

  EVENTS OF DEFAULT

    Unless otherwise provided with respect to any series of Debt Securities, the following are or will be Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture:

    (1) failure to pay principal of or premium, if any, on any Debt Security of such series when due;

    (2) failure to pay any interest on or any Additional Amounts with respect to any Debt Security of such series when due, continued for 30 days;

    (3) failure to deposit any sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days;

    (4) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in such Indenture;

    (5) default under the terms of any instrument evidencing or securing any Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such Indebtedness (which acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) or constitutes the failure to pay all or any portion of the principal amount of such Indebtedness when due;

    (6) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount in excess of $10 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

    (7) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that together would constitute a Significant Restricted Subsidiary;

    (8) in the case of Debt Securities guaranteed by any Subsidiary Guarantor, the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the applicable Indenture); and

    (9) any other Event of Default as may be specified with respect to Debt Securities of such series.

    If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (1), (2), (3), (8) or (9) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of an Event of Default described in clause (4), (5) or (6) above) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (7) above occurs, the principal amount of the outstanding Debt Securities of all series ipso facto shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indentures may give rise to cross defaults on such other indebtedness of the Company.

    Each Indenture provides that, within 90 days after the occurrence of a default with respect to any series of Debt Securities, the Trustee will give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance or breach of any covenant of the Company under such Indenture other than for the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture), subject to certain limitations specified in the applicable Indenture. Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under an obligation to exercise any of its rights or powers under the respective Indenture at the request of any of the Holders of the Debt Securities unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except (1) a default in the payment of the principal of or premium, if any, or interest on or any Additional Amounts with respect to any Debt Security or (2) in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indentures.

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

  REMEDIES

    The Indentures provide that no Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the respective Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless

    (1) an Event of Default with respect to Debt Securities of that series has occurred and continues and such Holder has previously given written notice to the Trustee of the continuing Event of Default,

    (2) the Holders of not less than 25% in principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee,

    (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request,

    (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and

    (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Debt Securities of that series.

  MODIFICATION

    Modifications and amendments of each Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby,

    (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, or any Additional Amounts with respect to any Debt Security,

    (2) reduce the principal amount of, or the premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

    (3) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

    (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

    (5) reduce the percentage in principal amount of outstanding Debt Securities, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults,

    (6) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, or

    (7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor.

    Each Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

  CONSOLIDATION, MERGER AND SALE OF ASSETS

    Without the consent of any Holders of outstanding Debt Securities, the Company may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, provided that:

    (1) the Person formed by such consolidation or into which the Company is merged or that acquires or leases the properties and assets of the Company substantially as an entirety is a corporation, partnership or other Person organized and existing under the laws of any domestic jurisdiction that assumes by supplemental indenture the Company's obligations on the Debt Securities and under each Indenture,

    (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and

    (3) certain other conditions are met, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement.

    Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under each Indenture and the Debt Securities.

  DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable prospectus supplement, the Company may elect, at its option at any time, to have the provisions of Section
16.02 relating to defeasance and discharge of indebtedness, or Section 16.03 relating to defeasance of certain restrictive covenants, applied to the Debt Securities of any series, or to any specified part of a series.

    DEFEASANCE AND DISCHARGE. The Indentures provide that, upon the Company's exercise of its option (if any) to have Section 16.02 applied to any Debt Securities, the Company and, if applicable, each Subsidiary Guarantor will be discharged from all of their obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities or the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things,

    (1) the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United State Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge were not to occur;

    (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

    (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound;

    (4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any Senior Indebtedness shall have occurred and be continuing and no other event of default with respect to any Senior Indebtedness permitting, after notice or the lapse of time, or both, the acceleration thereof shall have occurred and be continuing; and

    (5) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

    DEFEASANCE OF CERTAIN COVENANTS. The Indentures provide that, upon the Company's exercise of its option (if any) to have Section 16.03 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (4) (with respect to such restrictive covenants ) and clauses (5) and (6) under "Events of Default" and any that may be described in the applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, the Company must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if the Company has delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If the Company exercises this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

  FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company will appoint the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain an office or agency for registration of transfer or exchange in each Place of Payment for such series. The Company may at any time designate additional offices or agencies for registration of transfer or exchange with respect to any series of Debt Securities.

    In the event of any redemption in part, the Company shall not be required to
(1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or
(2) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

  PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest on and any Additional Amounts with respect to Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable prospectus supplement, the Corporate Trust Office of the Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

    All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on and any Additional Amounts with respect to any Debt Security that remain unclaimed at the end of three years after such principal, premium, interest or Additional Amounts have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

  SECURITIES IN GLOBAL FORM

    The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable prospectus supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable prospectus supplement.

  MEETINGS

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-- Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt

Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

  GOVERNING LAW

    Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

  NOTICES

    Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

  TRUSTEE

    Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is or will be permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    The Trustee may make loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of the Company's Senior Indebtedness, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

    (1) the applicability and effect of such provisions upon any payment or distribution of the Company's assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency and similar proceedings;

    (2) the applicability and effect of such provisions in the event of specified defaults with respect to any or certain Senior Indebtedness, including the circumstances under which and the periods in which the Company will be prohibited from making payments on the Subordinated Debt Securities; and

    (3) the definition of Senior Indebtedness applicable to the Subordinated Debt Securities of that series.

    The prospectus supplement will also describe as of a recent date the approximate amount of Senior Indebtedness to which the Subordinated Debt Securities of that series will be subordinated.

    The failure to make any payment of any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

    The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under "-- Defeasance and Covenant Defeasance."

                         DESCRIPTION OF PREFERRED STOCK

    Our board of directors is authorized to issue up to 25,000,000 shares of preferred stock in one or more series and has the authority to fix the voting, conversion, dividend, redemption, liquidation and other rights, preferences, privileges and qualifications of the preferred stock, all without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, and adversely affect the rights and powers, including voting rights, of such holders. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement. No shares of preferred stock are currently outstanding. When issued, the shares of preferred stock will be fully paid and nonassessable.

    Although we have no present intention to issue shares of preferred stock, the issuance of shares of the preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred stock which have been or will be filed with the SEC in connection with the offering of such series of preferred stock.

GENERAL

    At our option, we may elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock (which will be set forth in the prospectus supplement relating to a particular series of preferred stock).

    The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary shares including dividend, voting, redemption, conversion and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

    The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

    After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

    We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. A deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares relating thereto have been redeemed or (2) there has been a final distribution in respect of the preferred stock of the relevant series in connection with any liquidation, dissolution or winding up and such distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

    Neither the depositary nor Evergreen will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Evergreen and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    We are authorized to issue 50,000,000 shares of common stock, no par value. As of May 7, 1999, 11,252,009 shares of common stock were outstanding.

    Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If Evergreen liquidates, dissolves or winds up its business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders. When issued, the shares of common stock will be fully paid and nonassessable. The common stock is quoted on the Nasdaq National Market. The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc.

ANTI-TAKEOVER MATTERS

    Our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of Evergreen. These provisions, among other things, provide for a board of directors with staggered terms and noncumulative voting in the election of directors and impose certain procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings.

    In addition, our articles of incorporation authorize the board to issue up to 25,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. These provisions, alone or in combination with each other and with the shareholder rights plan described below, may discourage transactions involving actual or potential changes of control of Evergreen, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

    On July 7, 1997, the board of directors adopted a shareholder rights plan pursuant to which stock purchase rights were distributed as a dividend to our common shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997 and for each share of stock issued thereafter.

    The rights plan is designed to enhance the board's ability to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Evergreen by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

    Under the rights plan, the rights will become exercisable only if a person or a group (except for existing 20% shareholders) acquires or commences a tender offer for 20% or more of our common stock. Until they become exercisable, the rights attach to and trade with the common stock. The rights will expire July 22, 2007. The rights may be redeemed by the continuing members of the board at $.001 per right prior to the day after a person or group has accumulated 20% or more of the common stock.

    If a person or group acquired 20% of our common stock, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

    If Evergreen were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of our common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

    All rights held or acquired by a person or group holding 20% or more of our shares are void. The rights are not triggered by continued stock ownership of our existing 20% shareholders, unless these shareholders increase their holdings in Evergreen above 30%.

                            DESCRIPTION OF WARRANTS

    We may issue warrants including warrants to purchase debt securities, warrants to purchase common stock or preferred stock, and warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DEBT WARRANTS

    The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

    (1) the title of such debt warrants;

    (2) the offering price for such debt warrants, if any;

    (3) the aggregate number of such debt warrants;

    (4) the designation and terms of such debt securities purchasable upon exercise of such debt warrants;

    (5) if applicable, the designation and terms of the Securities with which such debt warrants are issued and the number of such debt warrants issued with each such Security;

    (6) if applicable, the date from and after which such debt warrants and any Securities issued therewith will be separately transferable;

    (7) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

    (8) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

    (9) if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

   (10) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

   (11) information with respect to book-entry procedures, if any;

   (12) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

   (13) if applicable, a discussion of certain United States federal income tax considerations;

   (14) the antidilution provisions of such debt warrants, if any;

   (15) the redemption or call provisions, if any, applicable to such debt warrants; and

   (16) any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

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STOCK AND OTHER WARRANTS

    The applicable prospectus supplement will describe the terms of any stock warrants or other warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us, including the following:

    (1) the title of such stock warrants or other warrants;

    (2) the offering price of such stock warrants or other warrants, if any;

    (3) the aggregate number of such stock warrants or other warrants;

    (4) the designation and terms of the common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us purchasable upon exercise of such stock warrants or other warrants;

    (5) if applicable, the designation and terms of the Securities with which such stock warrants or other warrants are issued and the number of such stock warrants or other warrants issued with each such Security;

    (6) if applicable, the date from and after which such stock warrants or other warrants and any Securities issued therewith will be separately transferrable;

    (7) the number of shares of common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us purchasable upon exercise of a stock warrant or other warrant and the price at which such shares may be purchased upon exercise;

    (8) the date on which the right to exercise such stock warrants or other warrants shall commence and the date on which such right shall expire;

    (9) if applicable, the minimum or maximum amount of such stock warrants or other warrants which may be exercised at any one time;

   (10) the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

   (11) if applicable, a discussion of certain United States federal income tax considerations;

   (12) the antidilution provisions of such stock warrants or other warrants, if any;

   (13) the redemption or call provisions, if any, applicable to such stock warrants or other warrants; and

   (14) any additional terms of such stock warrants or other warrants, including terms, procedures and limitations relating to the exchange and exercise of such stock warrants or other warrants.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

GENERAL

    We may issue subscription rights to purchase our debt securities, common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock or common stock. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. Certificates evidencing such subscription rights and a prospectus supplement will be distributed to our shareholders on the record date for receiving subscription rights in the subscription rights offering.

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
    The applicable prospectus supplement will describe the following terms of the subscription rights:

    (1) the title of the subscription rights;

    (2) the securities for which the subscription rights are exercisable;

    (3) the exercise price for the subscription rights;

    (4) the number of subscription rights issued to each shareholder;

    (5) the extent to which the subscription rights are transferable;

    (6) if applicable, a discussion of the material United States income tax considerations applicable to the issuance or exercise of the subscription rights;

    (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

    (8) the date on which the right to exercise the subscription rights shall commence and the date on which the right shall expire;

    (9) the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

   (10) if applicable, the material terms of any standby underwriting arrangement between us and our stand-by underwriters.

EXERCISE OF SUBSCRIPTION RIGHTS

    Each subscription right will entitle the holder to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, shares of shares of common stock, warrants, or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

    Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, the Company will, as soon a practicable, forward the debt securities, shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, the Company may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

    We may offer and sell the Securities (i) through underwriters or dealers,
(ii) through agents, (iii) directly to purchasers, including existing shareholders in an offering of subscription rights, or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

    Each prospectus supplement will set forth the terms of the offering of the particular series of Securities to which the prospectus supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to Evergreen from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

    Sales of common stock offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions through Nasdaq, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

    Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

    In connection with the sale of Securities, underwriters or agents may receive compensation from Evergreen, or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Evergreen will be described, in the applicable prospectus supplement.

    Securities may be sold directly by Evergreen or through agents designated by us from time to time. Any agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    Under agreements which we may enter into, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Evergreen in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agent to solicit offers by certain institutions to purchase debt securities, preferred stock or common stock from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities, preferred stock, depositary shares or common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    We also may sell Securities directly to purchasers, in which event no underwriters or agents would be involved. We may sell Securities upon the exercise of subscription rights issued to our securityholders.

    The place and date of delivery for the Securities in respect of which this prospectus is being delivered will be set forth in the applicable prospectus supplement.

    Unless otherwise indicated in the applicable prospectus supplement, the Securities in respect of which this prospectus is being delivered (other than common stock) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by us for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

    Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for us, for which customary compensation is received.

                                    EXPERTS

    The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

    The estimated reserve evaluations and related calculations of Resource Services International, Inc., independent petroleum engineering consultants, incorporated by reference in this prospectus have been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

    The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, incorporated by reference in this prospectus have been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

                                 LEGAL MATTERS

    John B. Wills, Esq., Denver, Colorado has provided us with a legal opinion on the validity of the Securities offered by this prospectus. The validity of the Securities offered hereby will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to a total dollar amount of $150 million. This prospectus provides you with a general description of the Securities we may offer. Each time we sell

Securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the Securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference:

    (1) Annual report on Form 10-K for the year ended December 31, 1998;

    (2) Quarterly report on Form 10-Q for the quarter ended March 31, 1999;

    (3) The description of the common stock that is contained in our registration statement on Form 8-A filed with the SEC on or about December 21, 1981, including any amendment or report filed for the purpose of updating the description; and

    (4) The description of our Shareholders Rights Agreement that is contained in our registration statement on Form 8-A filed with the SEC on December 18, 1998.

    Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act are incorporated by reference in this prospectus until we complete the offering of the Securities.

    We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Kevin R. Collins, 1401 17th Street, Suite 1200, Denver, Colorado 80202 (telephone 303-298-8100).

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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                             PRUDENTIAL SECURITIES

                           A.G. EDWARDS & SONS, INC.

                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                              HANIFEN, IMHOFF INC.

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